As filed with the U.S. Securities and Exchange Commission on July 2, 2010

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

Registration Statement

Under

the Securities Act of 1933

TELÉFONOS DE MÉXICO, S.A.B. DE C.V.

(Exact Name of Registrant as Specified in its Charter)

Telephones of Mexico

(Translation of Registrant’s Name into English)

United Mexican States	4813	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Parque Vía 190

Colonia Cuauhtémoc

06599 México, D.F., México

Telephone: (52) 55 5703-3990

(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Telephone: (302) 738-6680

(Name, address and telephone number of agent for service)

Copies to:

Nicolas Grabar

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
5.500% Senior Notes Due 2019	U.S.$500,000,000	Not Applicable	U.S.$500,000,000	U.S.$35,650

(1)	The securities being registered are offered (i) in exchange for U.S.$500,000,000 Senior Notes Due 2019 previously sold in transactions exempt from registration under the Securities Act of 1933, as amended, and (ii) upon certain resales of the notes by broker-dealers. The registration fee has been computed based on the face value of the notes, pursuant to Rule 457 under the Securities Act of 1933.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission, in which this prospectus is included, is declared effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale of these securities is not permitted.

PROSPECTUS

Teléfonos de México, S.A.B. de C.V.

Offer to Exchange

the following series of notes:

U.S.$500,000,000 5.500% Senior Notes due 2019

that have been registered under the Securities Act of 1933,

for any and all outstanding unregistered 5.500% Senior Notes due 2019 of

Teléfonos de México, S.A.B. de C.V.

Material Terms of the Exchange Offer

•   We are offering to exchange, commencing on        , 2010, the 5.500% Senior Notes due 2019 that we sold previously in a private offering (the “old notes”) for new registered exchange notes due 2019 (the “exchange notes”).

•   The terms of the exchange notes are identical to the terms of the old notes, except for the transfer restrictions and registration rights relating to the outstanding old notes.

•   The exchange offer will expire at 5:00 p.m., New York City time, on             , 2010 unless we extend it.

•   We will exchange all old notes that are validly tendered and not validly withdrawn.

         You may withdraw tenders of old notes at any time before 5:00 p.m., New York City time, on the date of the expiration of the exchange offer.

•   We will not receive any proceeds from the exchange offer.

•   We will pay the expenses of the exchange offer.

•   No dealer-manager is being used in connection with the exchange offer.

•   The exchange of exchange notes for old notes will not be a taxable exchange for U.S. federal income tax purposes.

See “Risk Factors” beginning on page 13 of this prospectus for a discussion of certain factors that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THIS PROSPECTUS IS SOLELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR “CNBV”). THE TERMS AND CONDITIONS OF THIS OFFER TO EXCHANGE WILL BE NOTIFIED TO THE CNBV FOR INFORMATION PURPOSES ONLY AND SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE EXCHANGE NOTES OR OUR SOLVENCY. THE EXCHANGE NOTES MAY NOT BE OFFERED OR SOLD IN MEXICO, ABSENT AN AVAILABLE EXEMPTION UNDER THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES). IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY MEXICAN CITIZEN WHO MAY ACQUIRE EXCHANGE NOTES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF US.

The date of this prospectus is             , 2010

(ii)

ABOUT THIS PROSPECTUS

Application has been made to admit the exchange notes to listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF market. However, even if admission to listing is obtained, we will not be required to maintain it. The old notes are currently admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange.

The exchange notes have not been and will not be registered with the Mexican National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, or “CNBV”), and may not be offered or sold publicly, or otherwise be the subject of brokerage activities, in Mexico, except pursuant to a private placement exemption set forth under Article 8 of the Ley del Mercado de Valores (the “Mexican Securities Market Law”). As required under the Mexican Securities Market Law, we will notify the CNBV of the offering of the exchange notes outside of Mexico. Such notice will be delivered to the CNBV to comply with a legal requirement and for information purposes only, and the delivery to and the receipt by the CNBV of such notice, does not imply any certification as to the investment quality of the exchange notes or our solvency, liquidity or credit quality. The information contained in this prospectus is exclusively our responsibility and has not been reviewed or authorized by the CNBV. In making an investment decision, all investors, including any Mexican investors who may acquire debt securities from time to time, must rely on their own review and examination of us.

You should rely only on the information contained or incorporated in this prospectus. No person has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making an offer to exchange the exchange notes for old notes in any jurisdiction where the offer is not permitted, and will not accept surrenders for exchange from holders in any such jurisdiction.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

As used in this prospectus, “Teléfonos de México, S.A.B. de C.V.,” “we,” “our” and “us” refer to Teléfonos de México, S.A.B. de C.V. and its consolidated subsidiaries, unless the context otherwise requires or unless otherwise specified.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates important business and financial information about us that is not included in or delivered with the prospectus. The Securities and Exchange Commission, or the “SEC,” allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2009, filed with the SEC on May 11, 2010 (SEC File No. 1-32741), which we refer to as the “2009 Form 20-F,”

•	our report on Form 6-K relating to our unaudited results for the three months ended March 31, 2010, furnished to the SEC on April 30, 2010,

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the exchange offer, and

•

any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus and prior to the termination of the exchange offer that are identified in such reports as being incorporated by reference in this prospectus.

In addition, any future reports on Form 6-K or Form 20-F that we furnish to or file with the SEC after the date of the initial filing of the registration statement to which this prospectus relates and prior to effectiveness of the registration statement and that are identified in such reports as being incorporated by reference in this prospectus, shall be deemed to be incorporated by reference in this prospectus.

Any statement contained in any of the foregoing documents shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at our address or telephone number set forth under the caption “Summary.” To obtain timely delivery, investors must request this information no later than five business days before the date they must make their investment decision and in no case later than five business days before the expiration date of the exchange offer.

Copies of these documents will also be made available free of charge by The Bank of New York Mellon (Luxembourg) S.A., our Luxembourg listing agent, at its office at Vertigo Building, Polaris, 2-4 rue Eugène Ruppert, L-2453 Luxembourg, as long as any of the exchange notes are admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange, and the rules of such stock exchange so require.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement for the exchange notes, including exhibits, that we have filed with the SEC on Form F-4 under the Securities Act of 1933, as amended, or the “Securities Act.” This prospectus does not contain all of the information set forth in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have filed certain of these documents as exhibits to our registration statement and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. As a foreign private issuer, we and our shareholders are exempt from some of the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act,” including the proxy solicitation rules, the rules regarding the furnishing of annual reports and Section 16 short-swing profit reporting for our officers and directors and for holders of more than 10% of our shares. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC’s website at www.sec.gov and at our web site at www.telmex.com.

We are not, however, incorporating by reference in this prospectus any report, information or materials filed with the SEC or any other material from our web site or any other source, except as specifically stated in this prospectus. The reference above to our web site is an inactive textual reference to the uniform resource locator (URL) and is for your reference only.

We will make available to the holders of the exchange notes and old notes, at the corporate trust office of the trustee under the indenture and the supplemental indenture governing the exchange notes and old notes and at the office of our Luxembourg listing agent, copies of the indenture, the supplemental indenture as well as our annual report in English, including a review of operations, and annual audited consolidated financial statements prepared in conformity with Mexican Financial Reporting Standards (Normas de Información Financiera Mexicanas), or “Mexican FRS,” together with a reconciliation of operating income, net income and total stockholders’ equity to generally accepted accounting principles in the United States, or U.S. GAAP. We will also make available at the office of the trustee and at the office of our Luxembourg listing agent our unaudited condensed consolidated interim financial statements in English prepared in accordance with Mexican FRS.

ELECTRONIC DELIVERY OF DOCUMENTS

We are delivering copies of this prospectus in electronic form through the facilities of The Depository Trust Company (“DTC”). You may obtain paper copies of the prospectus by contacting the exchange agent or the Luxembourg listing agent at their respective addresses specified on the inside back cover of this prospectus. By participating in the exchange offer, you will (unless you have requested paper delivery of documents) be consenting to electronic delivery of these documents.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation (sociedad anónima bursátil de capital variable) organized under the laws of Mexico, with a principal place of business (domicilio social) in Mexico City. In addition, most of our directors, officers and controlling persons, as well as certain experts named in this prospectus, reside outside the United States, and all or a substantial portion of their assets and our assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce against them, either inside or outside the United States, judgments obtained against them in U.S. courts, or to enforce in U.S. courts judgments obtained against them in courts located in jurisdictions outside the United States, in each case, in any action predicated upon civil liabilities under the U.S. federal securities laws. Based on the opinion of Bufete Robles Miaja, S.C., our Mexican counsel, there is doubt as to the enforceability against these persons in Mexico, whether in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the U.S. federal securities laws.

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Although we have based these forward-looking statements on our expectations and projections about future events, it is possible that actual events may differ materially from our expectations. In many cases, we include together with the forward-looking statements themselves a discussion of factors that may cause actual events to differ from our forward-looking statements. Examples of forward-looking statements include the following:

•	projections of operating revenues, net income, net income per share, capital expenditures, indebtedness levels, dividends, capital structure or other financial items or ratios;

•	statements of our acquisition or divestiture plans;

•	statements about the impact of our acquisition of businesses;

•	statements about our plans, objectives or goals, including those relating to competition, regulation and rates;

•	statements about competition in the business sectors in which we operate;

•	statements about our future financial performance or the economic performance of Mexico or other countries;

•	statements about interest rates, currency exchange rates and foreign securities markets;

•	statements about the availability and cost of external financing for our operations, which have been affected by the stress experienced by the global financial markets;

•	statements about the renewal, revocation or expropriation of our concessions, decisions of regulatory and judicial authorities, and the future impact of regulations; and

•	statements of assumptions underlying such statements.

Words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “target,” “estimate,” “project,” “predict,” “forecast,” “guideline,” “should” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying them.

Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include economic and political conditions and government policies in Mexico or elsewhere, inflation rates, exchange rates, regulatory developments, technological improvements, customer demand and competition. We caution you that the foregoing list of factors is not exclusive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements. For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, please see “Risk Factors” in our 2009 Form 20-F incorporated by reference in this prospectus.

Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

You should evaluate any statements made by us in light of these important factors.

PRESENTATION OF FINANCIAL INFORMATION

Our 2009 Form 20-F, which is incorporated by reference in this prospectus, contains our audited consolidated financial statements as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007. This prospectus also incorporates by reference our unaudited condensed consolidated interim financial statements as of March 31, 2010 and 2009 and for the three-month periods ended March 31, 2010 and 2009.

Our financial statements and other financial information have been prepared in accordance with Mexican FRS and are presented in Mexican pesos. Mexican FRS differ in certain respects from U.S. GAAP. Note 17 to our audited consolidated financial statements provides a description of the principal differences between Mexican FRS and U.S. GAAP, as they relate to us; a reconciliation to U.S. GAAP of net income and total stockholders’ equity; and condensed financial statements under U.S. GAAP.

The incorporation by reference of our 2009 Form 20-F in this prospectus should not be understood to mean that any statements contained in our 2009 Form 20-F are true or complete as of any date subsequent to May 11, 2010. For developments subsequent to May 11, 2010, you should rely exclusively on the information contained in, or incorporated into, this prospectus.

References in this prospectus to “U.S. dollars” or “U.S.$” are to the lawful currency of the United States. References herein to “pesos” or “P.” are to the lawful currency of Mexico.

This prospectus contains translations of various peso amounts into U.S. dollars at specified rates solely for your convenience. You should not construe these translations as representations by us that the peso amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollar amounts at the rate indicated. Unless otherwise indicated, such U.S. dollar amounts have been translated from Mexican pesos at an exchange rate of Ps.13.0587 to U.S.$1.00, which was the applicable exchange rate reported by Banco de México for December 31, 2009, as published in the Official Gazette of the Federation (Diario Oficial de la Federación, or “Official Gazette”).

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and the documents incorporated by reference and does not contain all of the information that may be important to you. You should carefully read this entire prospectus and the documents incorporated by reference, including the risk factors and financial statements in this prospectus and in our 2009 Form 20-F.

Telmex’s Business

We own and operate a fixed-line telecommunications system in Mexico, where we are the only nationwide provider of fixed-line telephony services. We also provide other telecommunications and telecommunications-related services such as corporate networks, Internet access services, information network management, telephone and computer equipment sales, and interconnection services to other carriers. For more information on our business, see “Item 4. Information on the Company—General” in our 2009 Form 20-F.

Carso Global Telecom, S.A.B. de C.V. (“Carso Global Telecom”) is the direct holder of approximately 59.4% of our outstanding capital stock. On June 16, 2010, América Móvil, S.A.B. de C.V. (“América Móvil”) completed the acquisition of 99.44% of the outstanding shares of Carso Global Telecom by means of a public exchange offer. Carso Global Telecom is the direct holder of approximately 59.4% of our outstanding capital stock. Thus, América Móvil indirectly owns 59.1% of our outstanding shares. Like Carso Global Telecom, América Móvil is deemed to be controlled by Carlos Slim Helú and members of his immediate family.

We are a Mexican corporation headquartered in Mexico City, Mexico. Our legal name is Teléfonos de México, S.A.B. de C.V., and we frequently refer to ourselves commercially as Telmex. Our principal executive offices are located at Parque Vía 190, Colonia Cuauhtémoc, 06599 México, D.F., México. Our telephone number at this location is (52) 55 5703-3990. Our website can be accessed at www.telmex.com.

The Exchange Offer

Exchange notes	Up to U.S.$500,000,000 aggregate principal amount of 5.500% Senior Notes due 2019. The terms of the exchange notes and the old notes are identical in all respects, except that, because the offer of the exchange notes will have been registered under the Securities Act, the exchange notes will not be subject to transfer restrictions, registration rights or the related provisions for increased interest if we default under the registration rights agreement.

Exchange offer	We are offering to issue the exchange notes in exchange for a like principal amount of old notes. In connection with the private placement of old notes in November 2009, we entered into a registration rights agreement that grants holders of the old notes certain exchange and registration rights. The exchange offer is intended to satisfy our obligations under the registration rights agreement.

If the exchange offer is not completed within the time period specified in the registration rights agreement, we will be required to pay additional interest on the old notes.

Resale of the exchange notes	We believe that the exchange notes may be offered for resale, resold or otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 of the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you acquire the exchange notes in the ordinary course of business; and

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes.

If any of the foregoing is not true and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act and without an exemption of your exchange notes from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

If you are a broker-dealer and receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you must represent to us that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration date	The exchange offer will remain open for at least 20 full business days (as required by Exchange Act Rule 14e-1(a)) and will expire at 5:00 p.m., New York City time, on , 2010, unless we extend it.

Withdrawal rights	You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please read “The Exchange Offer—Withdrawal of Tenders.”

Procedure for tendering the old notes	If you wish to tender your old notes for exchange in the exchange offer, you or the custodial entity through which you hold your old notes must follow the procedures described on page 23 under “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering.”

To participate in the exchange offer, you must follow the automatic tender offer program, or “ATOP,” procedures established by The Depository Trust Company, or “DTC,” for tendering notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirm that:

•	DTC has received instructions to exchange your notes; and

•	you agree to be bound by the terms of the letter of transmittal.

•

Any holder electing to have old notes exchanged pursuant to this exchange offer must properly tender your old notes prior to the close of business on the expiration date. All old notes validly tendered and not properly withdrawn will be accepted for exchange. Old notes may be exchanged only in minimum denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof.

Certain tax considerations	The exchange of exchange notes for old notes will not be a taxable exchange for U.S. federal income tax purposes.

Consequences of failure to exchange	If we complete the exchange offer and you do not participate in it, then:

•	your old notes will continue to be subject to the existing restrictions upon their transfer,

•

we will have no further obligation to provide for the registration under the Securities Act of those old notes except under certain limited circumstances, and, following completion of the exchange offer, those old notes will bear interest at the same rate as the exchange notes, and

•	the liquidity of the market for your old notes could be adversely affected.

Use of proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer.

Exchange Agent	The Bank of New York Mellon is serving as exchange agent in connection with the exchange offer.

Summary of Terms of the Exchange Notes

The terms of the exchange notes and the old notes are identical in all respects except that, because the offer of the exchange notes will have been registered under the Securities Act, the exchange notes will not be subject to transfer restrictions, registration rights or the related provisions for increased interest if we default under the registration rights agreement. Unless otherwise specified, references to the “notes” mean the U.S.$500,000,000 aggregate principal amount of old notes issued to date and up to an equal principal amount of exchange notes we are offering hereby.

Maturity	November 15, 2019.

Interest rate	The notes bear interest at the rate of 5.500% per annum. Interest on the notes is based upon a 360-day year consisting of twelve 30-day months.

Interest payment dates	Interest on the notes is payable semi-annually on May 15 and November 15 of each year.

Ranking	The notes rank equally in right of payment with all our other senior, unsecured debt obligations.

Payment of additional amounts	If you are not a resident of Mexico for tax purposes, payments of interest on the notes to you will generally be subject to Mexican withholding tax at a rate of 4.9% or, in certain circumstances, 10%. See “Taxation—Mexican Tax Considerations.” We will pay additional amounts in respect of those payments of interest so that the amount you receive after Mexican withholding tax will equal the amount that you would have received if no such Mexican withholding tax had been applicable, subject to some limitations and exceptions as described under “Description of the Exchange Notes—Payments of Additional Amounts.”

Make-whole redemption	We may redeem the notes, in whole or in part, at any time by paying the greater of 100% of the principal amount of the notes and a “make-whole” amount, plus accrued and unpaid interest to the redemption date, as described under “Description of the Exchange Notes—Optional Redemption.”

Tax redemption	If, due to changes in Mexican laws relating to Mexican withholding taxes, we are obligated to pay additional amounts on the notes in excess of those attributable to a Mexican withholding tax rate of 4.9%, we may redeem the outstanding notes, in whole but not in part, at any time, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to the redemption date.

Change in control	In the event of a change of control event described under “Description of the Exchange Notes—Repurchase at the Option of Holders,” you will have the right to require us to repurchase your notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest to the repurchase date.

Governing law	New York.

Risk factors	Before participating in the exchange offer, a holder of the old notes should consider carefully all of the information set forth or incorporated in this prospectus and, in particular, the information set forth under “Risk Factors” beginning on page 13 and “Item 3. Key Information—Risk Factors” in our 2009 Form 20-F.

Luxembourg listing	Application has been made to admit the exchange notes to listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF market.

Trustee, principal paying agent and registrar	The Bank of New York Mellon.

Luxembourg paying agent, transfer agent and listing agent	The Bank of New York Mellon (Luxembourg) S.A.

Summary Consolidated Financial Data

The tables below present summary consolidated financial and operating data at the dates and for the periods indicated. The summary data should be read in conjunction with, and are qualified in their entirety by reference to, our audited consolidated financial statements as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 and notes thereto, “Item 3. Key Information—Selected Financial Data” and “Item 5. Operating and Financial Review and Prospects” included in our 2009 Form 20-F, incorporated by reference in this prospectus.

Our financial statements have been prepared in accordance with Mexican FRS, which differ in certain respects from U.S. GAAP. Note 17 to our audited consolidated financial statements in our 2009 Form 20-F provides a description of the principal differences between Mexican FRS and U.S. GAAP, as they relate to us; a reconciliation to U.S. GAAP of net income and total stockholders’ equity; and condensed financial statements under U.S. GAAP.

Due to the adoption of Mexican FRS B-10, effective January 1, 2008, we ceased to recognize the effects of inflation on our financial information. Through December 31, 2007, under Bulletin B-10, inflation accounting had extensive effects on the presentation of our financial statements. In our financial information for 2008, inflation adjustments for prior periods have not been removed from stockholders’ equity and the re-expressed amounts for non-monetary assets and liabilities at December 31, 2007 became the accounting basis for those assets and liabilities beginning on January 1, 2008 and for subsequent periods, as required by Mexican FRS. Financial statements for periods prior to 2008 are presented in constant pesos as of December 31, 2007. See “Item 5. Operating and Financial Review and Prospects—Effect of Inflation Accounting” in our 2009 Form 20-F.

In December 2007, we transferred our Latin American and yellow pages directory businesses to a new, separate entity, Telmex Internacional, in an escisión, or split-up. The businesses we transferred to Telmex Internacional are presented as discontinued operations for dates and periods prior to the effective date of the escisión, which was December 26, 2007 under Mexican FRS and June 10, 2008 under U.S. GAAP. See “Item 5. Operating and Financial Review and Prospects—U.S. GAAP Reconciliation” and Note 2 to our audited consolidated financial statements in our 2009 Form 20-F.

The summary consolidated financial data set forth below have been derived from our audited consolidated financial statements for each of the five years in the period ended December 31, 2009, which have been reported on by Mancera, S.C., a member practice of Ernst & Young Global, an independent registered public accounting firm.

The figures below have been adjusted to give effect for all periods to the two-for-one stock split that occurred in May 2005.

	Year ended December 31,
	2009(1)		2009(2)	2008(2)	2007	2006	2005
	(millions of U.S. dollars)		(2009 and 2008 in millions of pesos, previous years in millions of constant pesos as of December 31, 2007, except share and per share data)
Income Statement Data:
Mexican FRS:
Operating revenues	U.S.$	9,120	P.119,100	P.124,105	P.130,768	P.129,755	P.131,449
Operating costs and expenses		6,489	84,736	84,362	86,884	83,491	85,210
Operating income		2,631	34,364	39,743	43,884	46,264	46,239
Financing cost, net		330	4,314	9,233	3,349	3,770	5,699
Income from continuing operations, net of income tax		1,567	20,469	20,177	28,889	27,701	27,263
Income from discontinued operations, net of income tax		—	—	—	7,166	2,615	4,926
Net income		1,567	20,469	20,177	36,055	30,316	32,189
U.S. GAAP:
Operating revenues	U.S.$	9,120	P.119,100	P.124,105	P.130,768	P.129,755	P.131,449
Operating costs and expenses		6,672	87,128	85,749	89,983	87,676	89,782
Operating income		2,448	31,972	38,356	40,785	42,079	41,667
Income from continuing operations, net of income tax		1,518	19,818	19,782	28,985	27,087	26,221
Income from discontinued operations, net of income tax		—	—	2,173	6,848	1,081	3,100
Net income(3)		1,518	19,818	21,955	35,833	28,168	29,321
Balance Sheet Data:
Mexican FRS:
Plant, property and equipment, net	U.S.$	7,987	P.104,305	P.112,865	P.120,649	P.124,613	P.130,088
Total assets from continuing operations		13,658	178,355	187,125	172,826	188,182	200,793
Total assets from discontinued operations		—	—	—	—	107,366	93,980
Total assets		13,658	178,355	187,125	172,826	295,548	294,773
Short-term debt and current portion of long-term debt		1,514	19,769	22,883	12,282	9,041	14,501
Long-term debt		6,364	83,105	84,172	79,180	81,376	75,696
Total stockholders’ equity		2,935	38,321	39,371	42,159	121,321	135,879
Capital stock		691	9,020	9,139	9,403	28,011	29,728
U.S. GAAP:
Plant, property and equipment, net	U.S.$	8,152	P.106,453	P.115,676	P.124,825	P.130,215	P.136,824
Total assets from continuing operations		12,823	167,453	177,033	163,263	183,815	207,272
Total assets from discontinued operations		—	—	—	132,191	87,807	70,466
Total assets		12,823	167,453	177,033	295,454	271,622	277,738
Short-term debt and current portion of long-term debt		1,514	19,769	22,883	12,282	9,041	14,501
Long-term debt		6,364	83,105	84,172	79,180	81,376	75,696
Total stockholders’ equity(3)		572	7,465	11,309	122,414	103,195	117,935
Capital stock		691	9,020	9,139	27,231	28,011	29,728

(See footnotes on following page)

	December 31,
	2009	2008	2007	2006	2005
Operating Data:
Billed lines (thousands)(4)	15,882	17,589	17,800	18,251	18,375
Internet access accounts (thousands)	6,651	5,217	3,320	2,660	2,116
Billed lines per employee(4)	384.5	413.8	401.8	402.0	399.6
Domestic long-distance call minutes for the year (millions)	19,837	19,687	18,275	18,108	17,853
International long-distance call minutes for the year (millions)(5)	7,526	8,733	9,531	8,997	7,131
Total local calls (millions)	20,835	22,583	24,892	26,575	26,680
Prepaid telephone service cards sold (millions)	83	120	187	230	258

(1)	U.S. dollar amounts provided are translations from the peso amounts, solely for the convenience of the reader, at an exchange rate of Ps. 13.0587 to U.S.$1.00, the applicable exchange rate reported by Banco de México for December 31, 2009.
(2)	Note 1 to our audited consolidated financial statements in our 2009 Form 20-F describes new accounting pronouncements under Mexican FRS that became effective in 2009 and 2008. The pronouncements that became effective on January 1, 2009 and 2008 were fully implemented in the financial statements included in this annual report. These new accounting pronouncements were applied on a prospective basis. As a result, the financial statements of prior years, which are presented for comparative purposes, have not been modified and may not be comparable to our financial statements for 2009 and 2008.
(3)	Prior years were retrospectively adjusted for presentation and disclosure purposes, in accordance with amendments to ASC 810 Consolidation. See Note 17. Differences between Mexican FRS and U.S. GAAP to our audited consolidated financial statements in our 2009 Form 20-F. ASC 810 states that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements, and requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest.
(4)	Until 2008, includes lines with at least two months behind on bill payments.
(5)	Includes incoming and outgoing traffic.

RISK FACTORS

We have set forth risk factors in our 2009 Form 20-F, which is incorporated by reference in this prospectus. We have also set forth below certain additional risk factors that relate specifically to the exchange notes and the exchange offer. We may include further risk factors in more recent reports on Form 6-K incorporated in this prospectus by reference. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus.

Risks Relating to the Exchange Notes and the Exchange Offer

There may not be a liquid trading market for the exchange notes

The exchange notes are being offered to the holders of the old notes. The exchange notes will constitute a new issue of securities for which, prior to the exchange offer, there has been no public market, and the exchange notes may not be widely distributed. Application has been made to admit the exchange notes to listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF market, but we are not required to maintain this listing. We do not intend to arrange for quotation of the exchange notes on any automated dealer quotation system. Accordingly, we cannot assure that an active trading market for the exchange notes will develop. If a market for any of the exchange notes does develop, the price of such exchange notes may fluctuate and liquidity may be limited. If a market for any of the exchange notes does not develop, holders may be unable to resell such exchange notes for an extended period of time, if at all.

Your failure to tender old notes in the exchange offer may affect their marketability

If you do not exchange your old notes for exchange notes in the exchange offer, you will continue to be subject to the existing restrictions on transfers of the old notes. If the exchange offer is completed, we will have no further obligation to provide for registration of the old notes except under limited circumstances described under “The Exchange Offer—Resale Registration Statement; Special Interest,” and those old notes will bear interest at the same rate as the exchange notes.

Consequently, after we complete the exchange offer, if you continue to hold old notes and you seek to liquidate your investment, you will have to rely on an exemption from the registration requirements under applicable securities laws, including the Securities Act, regarding any sale or other disposition of the old notes. Further, to the extent that old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes could be adversely affected.

Judgments of Mexican courts enforcing our obligations in respect of the notes would be payable only in pesos

If proceedings are brought in Mexico seeking to enforce in Mexico our obligations in respect of the notes, we would be required to discharge our obligations in Mexico only in pesos. Under the Mexican Monetary Law (Ley Monetaria de los Estados Unidos Mexicanos), an obligation denominated in a currency other than pesos that is payable in Mexico may be satisfied in pesos at the rate of exchange in effect on the date of payment. This rate is currently determined by Banco de México and published in the Official Gazette. As a result, the amount paid by us in pesos to holders of the notes may not be readily convertible into the amount of U.S. dollars that we are obligated to pay under the indenture and supplemental indenture. In addition, our obligation to indemnify holders of notes against exchange losses may be unenforceable in Mexico.

Investors may experience difficulties in enforcing civil liabilities against us or our directors, officers and controlling persons

We are organized under the laws of Mexico, and most of our directors, officers and controlling persons reside outside the United States. In addition, all or a substantial portion of our assets and the assets of our directors, officers and controlling persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States on such persons or to enforce judgments against them, including in any action based on civil liabilities under the U.S. federal securities laws. The enforceability against these persons in Mexico in actions for enforcement of judgments of U.S. courts of liabilities predicated solely upon the U.S. federal securities laws will be subject to certain requirements provided for in the Mexican Federal Civil Procedure Code and any applicable treaties. Some of the requirements may include personal service of process and that the judgments of U.S. courts are not against Mexican public policy.

Our obligations under the exchange notes would be converted in the event of bankruptcy

Under Mexico’s Ley de Concursos Mercantiles (Law on Mercantile Reorganization), if we are declared bankrupt or in concurso mercantil (bankruptcy reorganization), our obligations under the notes:

•	would be converted into Mexican pesos and then from Mexican pesos into inflation-adjusted units, or Unidades de Inversión;

•	would be satisfied at the time claims of all our creditors are satisfied;

•	would be subject to the outcome of, and priorities recognized in, the relevant proceedings;

•	would cease to accrue interest; and

•	would not be adjusted to take into account any depreciation of the Mexican peso against the U.S. dollar occurring after such declaration.

We may not be able to repurchase the notes upon a change of control

If a change of control event described under “Description of the Exchange Notes—Repurchase at the Option of Holders” occurs, we will be required to offer to repurchase all outstanding notes at 100% of their principal amount plus accrued and unpaid interest, if any. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Any failure to repurchase the notes upon a change of control would cause a default under the instruments governing the notes and our other securities. Our future debt instruments may contain similar provisions.

The collection of interest on interest may not be enforceable in Mexico

Mexican law does not permit the collection of interest on interest and, as a result, the accrual of default interest on past due ordinary interest accrued in respect of the notes may be unenforceable in Mexico.

Developments outside Mexico may affect prices for the exchange notes

The market value of securities of Mexican companies is, to varying degrees, affected by economic and market conditions in other countries. Although economic conditions in such other countries may differ significantly from economic conditions in Mexico, investors’ reactions to developments in any of these other countries may have an adverse effect on the market value of securities of Mexican issuers. The market value of the notes could be adversely affected by events elsewhere.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In exchange for issuing the exchange notes as contemplated in this prospectus, we will receive old notes in like principal amount, the terms of which are identical in all material respects to the exchange notes. The old notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness.

Net proceeds from the private placement of the old notes were used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for each year in the five-year period ended December 31, 2009, in accordance with Mexican FRS and U.S. GAAP and for the three-month period ended March 31, 2010, in accordance with Mexican FRS.

	Three-month period ended March 31, 2010	Year ended December 31,
		2009	2008	2007	2006	2005
Mexican FRS(1)	5.3	5.7	4.9	7.1	6.7	7.0
U.S. GAAP(2)		5.6	4.9	7.0	6.7	6.8

(1)	Earnings for this purpose consist of earnings from continuing operations before provision for income tax and equity interest in net income of affiliates, plus fixed charges during the period. Fixed charges for this purpose consist of interest expense during the period. Fixed charges do not take into account gain or loss from monetary position or exchange gain or loss attributable to our indebtedness.
(2)	Earnings for this purpose consist of earnings from continuing operations before provision for income tax and equity interest in net income of affiliates, plus fixed charges and depreciation of capitalized interest and minus interest capitalized during the period. Fixed charges for this purpose consist of interest expense plus interest capitalized during the period. Fixed charges do not take into account gain or loss from monetary position or exchange gain or loss attributable to our indebtedness.

CAPITALIZATION

The following table sets forth our consolidated capitalization under Mexican FRS as of March 31, 2010. There has been no material change in our consolidated capitalization since March 31, 2010.

	As of March 31, 2010
	Actual
	(unaudited)
	(millions of pesos)		(millions of U.S. dollars)(1)
Debt:
Unsecured, denominated in foreign currency:
Banks	P.	34,605	U.S.$	2,776
Senior notes		16,183		1,298
Financial leases		205		17

Total		50,993		4,091

Unsecured, denominated in pesos:
Banks		2,500		201
Domestic senior notes (certificados bursátiles)		25,900		2,078
Senior notes		4,500		361

Total		32,900		2,640

Total debt		83,893		6,731
Less short-term debt and current portion of long-term debt		3,738		300

Long-term debt		80,155		6,431

Stockholders’ equity:
Capital stock(2)		9,020		724
Retained earnings		30,934		2,482
Accumulated other comprehensive income items		381		30
Noncontrolling interest		41		3

Total stockholders’ equity		40,376		3,239

Total capitalization (total debt and stockholders’ equity)	P.	124,269	U.S.$	9,970

(1)	U.S. dollar amounts provided are translations from the peso amounts, solely for the convenience of the reader, at an exchange rate of P.12.4640 per U.S. dollar, which was the applicable exchange rate reported by Banco de México for March 31, 2010, as published in the Official Gazette.
(2)	All of our capital stock is fully paid and non-assessable.

EXCHANGE RATES

The following table sets forth, for the periods indicated, the high, low, average and period-end exchange rate expressed in pesos per U.S. dollar.

Period	High	Low	Average(1)	Period End
2005	11.4110	10.4135	10.8680	10.6275
2006	11.4600	10.4315	10.9023	10.7995
2007	11.2692	10.6670	10.9253	10.9169
2008	13.9350	9.9166	11.2124	13.8320
2009	15.4060	12.6318	13.5777	13.0576
2010
January	13.0285	12.6500		13.0285
February	13.1940	12.7987		12.7575
March	12.7410	12.3005		12.3005
April	12.4135	12.1556		12.2281
May	13.1398	12.2656		12.8633
June (through June 25, 2010)	12.9195	12.4555		12.6967

(1)	Average of month-end rates.

Sources: The U.S. Federal Reserve Bank of New York and the U.S. Federal Reserve Board.

On June 25, 2010, the exchange rate was P. 12.6967 to U.S.$1.00, according to the U.S. Federal Reserve Board.

RECENT DEVELOPMENTS

America Móvil Exchange Offer

Carso Global Telecom is the direct holder of approximately 59.4% of our outstanding capital stock. On June 16, 2010, América Móvil completed the acquisition of 99.44% of the outstanding shares of Carso Global Telecom by means of a public exchange offer. Carso Global Telecom is the direct holder of approximately 59.4% of our outstanding capital stock. Thus, América Móvil indirectly owns 59.1% of our outstanding shares. Like Carso Global Telecom, América Móvil is deemed to be controlled by Carlos Slim Helú and members of his immediate family.

Others

Additional recent developments about us are included in our unaudited condensed consolidated results for the three months ended March 31, 2010, furnished to the SEC on Form 6-K on April 30, 2010, which is incorporated by reference in this prospectus.

THE EXCHANGE OFFER

This section describes the exchange offer and the material provisions of the registration rights agreement, but it may not contain all of the information that is important to you. We refer you to the complete provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement on Form F-4. See “Where You Can Find More Information” for instructions on how to obtain copies of this document.

In this section and the sections entitled “Description of the Exchange Notes” and “Form of Notes, Clearing and Settlement,” references to “we,” “us” and “our” refer to Teléfonos de México, S.A.B. de C.V. only and do not include our subsidiaries or affiliates. References to the “notes” mean the U.S.$500,000,000 principal amount of old notes we previously sold in a private offering in November 2009 and up to an equal principal amount of exchange notes we are offering hereby. References to “holders” mean persons who have notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not persons who own beneficial interests in notes issued in book-entry form through The Depository Trust Company, or DTC, or in notes registered in street name. Owners of beneficial interests in the notes should read “—Terms of the Exchange Offer—Procedures for Tendering” and “Form of Notes, Clearing and Settlement.”

Purpose and Effect of the Exchange Offer

General

We sold the old notes to certain initial purchasers in November 2009 under the terms of a purchase agreement between us and the initial purchasers. The initial purchasers resold the old notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and in offshore transactions in reliance on Regulation S under the Securities Act. In connection with the offering of the old notes, we also entered into a registration rights agreement with the initial purchasers, which governs our obligation to file a registration statement with the SEC and commence the exchange offer to exchange the exchange notes for the old notes. The exchange offer is intended to satisfy our obligations under the registration rights agreement.

The registration rights agreement further provides that if we do not complete the exchange offer within a certain period of time or under certain other circumstances, we will be obligated to pay additional interest, referred to as special interest, to holders of the old notes. Except as discussed below under “—Resale Registration Statement; Special Interest,” upon the completion of the exchange offer we will have no further obligations to register your old notes or pay special interest.

Representations upon Tender of Old Notes

To participate in the exchange offer, you must execute or agree to be bound by the letter of transmittal, through which you will represent to us, among other things, that:

•	any exchange notes received by you will be acquired in the ordinary course of business;

•

you do not have any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•

if you are a broker-dealer, (i) you will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and (ii) you will deliver a prospectus in connection with any resale of those exchange notes to the extent required by applicable law or regulation or SEC pronouncement.

Resale of the Exchange Notes

Based on existing interpretations of the SEC staff with respect to similar transactions, we believe that the exchange notes issued pursuant to this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	such exchange notes are acquired in the ordinary course of the holder’s business;

•	such holder is not engaged in, has no arrangement with any person to participate in, and does not intend to engage in, any public distribution of the exchange notes;

•	such holder is not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•

if such holder is a broker-dealer that receives exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in any resale of such exchange notes.

Any holder who tenders in this exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus, as it may be amended or supplemented from time to time, may be used for an offer to resell or for other transfer of exchange notes only as specified in this prospectus. Participating broker-dealers may use this prospectus in connection with the resale of exchange notes for a period of up to 120 days from the last date on which the old notes are accepted for exchange. Only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in this exchange offer. Each participating broker-dealer who receives exchange notes for its own account in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of exchange notes. The letter of transmittal that accompanies this prospectus states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes under this exchange offer will remain subject to the restrictions on transfer applicable in the old notes (i) as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and (ii) otherwise as set forth in the offering memorandum distributed in connection with the private offering of the old notes.

Any old notes not tendered by their holders in exchange for exchange notes in this exchange offer will not retain any rights under the registration rights agreement (except in certain limited circumstances).

In general, you may not offer or sell the old notes unless they are registered under the Securities Act or the offer or sale is exempt from the registration requirements of the Securities Act and applicable state securities laws. We do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of business and the holders are not engaged in, have no arrangement with any person to participate in, and do not intend to engage in, any public distribution of the exchange notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer and is engaged in, has an arrangement with any person to participate in, or intends to engage in, any public distribution of the exchange notes (i) may not rely on the applicable interpretations of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all old notes validly tendered and not properly withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The exchange offer will remain open for at least 20 full business days (as required by Exchange Act Rule 14e-1(a)) and will expire at 5:00 p.m., New York City time, on                     , 2010, or such later date and time to which we extend it (the “expiration date”). We will issue the exchange notes in denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof. The date of acceptance for exchange of the old notes, and completion of the exchange offer, will be the exchange date, which will be the first business day following the expiration date (unless such period is extended as described in this prospectus). The exchange notes issued in connection with this exchange offer will be delivered on the earliest practicable date following the exchange date.

The form and terms of the exchange notes will be substantially the same as the form and terms of the old notes except that (i) the exchange notes will have been registered under the Securities Act and will not bear legends restricting the transfer thereof and (ii) the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, which rights will terminate when the exchange offer is terminated. The exchange notes will evidence the same debt as the old notes and will be entitled to the benefits of the same indenture that governs the old notes.

As of the date of this prospectus, U.S.$500,000,000 principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes.

We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Old notes that are not tendered for exchange in this exchange offer will remain outstanding and continue to accrue interest and holders of the old notes will be entitled to the rights and benefits of such holders under the indenture.

We shall be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us and delivering the exchange notes to the tendering holders.

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in certain circumstances, in connection with the exchange offer. See “—Fees and Expenses.”

If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the old notes, without expense, to the tendering holder promptly after the expiration date.

We have applied to have the exchange notes listed on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF market, the alternative market of the Luxembourg Stock Exchange. In connection with the exchange offer:

•

we will give notice to the Luxembourg Stock Exchange and will publish on the website of the Luxembourg Stock Exchange (at www.bourse.lu) the announcement of the beginning of the exchange offer and, following completion of such offer, the results of such offer;

•	we will appoint a Luxembourg exchange agent through which all relevant documents with respect to the exchange offer will be made available; and

•

the Luxembourg exchange agent will be able to perform all agency functions to be performed by any exchange agent, including providing a letter of transmittal and other relevant documents to you, accepting such documents on our behalf, accepting definitive old notes for exchange, and delivering exchange notes to holders entitled thereto.

Expiration Date; Extensions; Amendments; Termination

The term “expiration date” means 5:00 p.m., New York City time, on                     , 2010, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” means the latest date and time to which we extend the exchange offer. To extend the expiration date, we will notify the exchange agent of any extension by oral or written notice. We will notify holders of the old notes of any extension by press release or other public announcement.

We reserve the right to amend the terms of the exchange offer in any manner. In addition, if we determine that any of the events set forth under “—Conditions of the Exchange Offer” has occurred, we also reserve the right, in our sole discretion, to:

•	delay acceptance of any old notes;

•

extend the exchange offer and retain all old notes tendered before the expiration date of the exchange offer, subject to the rights of the holders of tendered old notes to withdraw their tendered old notes;

•	terminate the exchange offer and refuse to accept any old notes; or

•	waive the termination event with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn.

If we do so, we will give oral or written notice of this delay in acceptance, extension, termination or waiver to the exchange agent. If the amendment constitutes a material change to the exchange offer, we will promptly disclose such amendment in a manner reasonably calculated to inform holders of the old notes, including by providing public announcement or giving oral or written notice to such holders. We may extend the exchange offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to the registered holders.

Interest on the Exchange Notes

Each exchange note will bear interest at 5.500% per annum from its date of original issuance. Holders of old notes that are accepted for exchange and exchanged for exchange notes will receive, in cash, accrued interest thereon to, but not including, the original issuance date of the exchange notes. The old notes will bear interest at 5.500% per annum through the date next preceding the date of the original issuance of the exchange notes. Such interest will be paid on the first interest payment date for the exchange notes. Interest on the old notes accepted for exchange and exchanged in the exchange offer will cease to accrue on the date next preceding the date of original issuance of the exchange notes. Interest on the exchange notes will be payable semi-annually on May 15 and November 15 of each year, commencing on November 15, 2010.

Procedures for Tendering

To participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. We will only issue exchange notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should follow carefully the instructions on how to tender your old notes. It is your responsibility to properly tender your old notes. We have the right to waive any defects in your tender. However, we are not required to waive any defects, and neither we, nor the exchange agent is required to notify you of defects in your tender.

If you have any questions or need help in exchanging your old notes, please contact the exchange agent at the address or telephone number described below.

All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the old notes may be tendered using ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within the time period we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned at no cost by the exchange agent to the tendering holder as soon as practicable following the expiration date of the exchange.

When We Will Issue Exchange Notes

In all cases, we will issue exchange notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date:

•	a book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged

If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such unaccepted or non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Participating broker-dealers

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where those old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.”

Guaranteed Delivery Procedures

Holders who wish to tender their old notes and cannot complete the ATOP procedures for electronic tenders before expiration of the exchange offer may tender their old notes if:

•	the tender is made through an eligible guarantor institution (as defined by Rule 17Ad-15 under the Exchange Act);

•

before expiration of the exchange offer, DTC receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery in the form available through the exchange agent, by facsimile transmission, mail or hand delivery, and the exchange agent receives from DTC an agent’s message in lieu of notice of guaranteed delivery:

•	setting forth the name and address of the holder and the principal amount of old notes tendered;

•	stating that the tender offer is being made by guaranteed delivery and confirming that the tender is subject to the terms of the letter of transmittal; and

•

guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, tender of such old notes will be made by book-entry delivery to the exchange agent’s DTC account; and

•

the exchange agent receives book-entry confirmation of the transfer of the tendered old notes to the Exchange Agent’s DTC account within three (3) New York Stock Exchange trading days after expiration of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

In addition, we reserve the right in our sole discretion:

•	to purchase or make offers for any old notes that remain outstanding after the expiration date;

•	to terminate the exchange offer as described above under “—Expiration Date; Extensions; Amendments; Termination;” and

•	to purchase old notes in the open market, in privately negotiated transactions or otherwise, to the extent permitted by applicable law.

The terms of any of these purchases or offers may differ from the terms of the exchange offer.

Withdrawal of Tenders

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the ATOP procedures.

We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

You may retender properly withdrawn old notes by following the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date of the exchange offer.

Any old notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after rejection of tender, expiration or termination of the exchange offer.

Conditions of the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange exchange notes for, any old notes not yet accepted for exchange, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of these old notes if:

•

any injunction, order or decree has been issued by any court or by or before any governmental agency with respect to the exchange offer, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer;

•

any law, statute, rule or regulation is proposed, adopted or enacted, or there shall occur a change in the current interpretations by the staff of the SEC which, in our sole judgment, might materially impair our ability to proceed with the exchange offer in the manner contemplated by the registration rights agreement; or

•	any governmental approval or approval by holders that we in our sole judgment deem necessary for the completion of the exchange offer as detailed in this prospectus has not been obtained.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for those old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent at its address provided below. The Bank of New York Mellon, the trustee under the indenture and the supplemental indenture, has been appointed as exchange agent for the exchange offer.

The Bank of New York Mellon

Corporate Trust Operations—Reorganization Unit

101 Barclay Street—7 East

New York, NY 10286

Attention: Evangeline R. Gonzales

Telephone: (212) 815-3738

Facsimile Transmission: (212) 298-1915

Fees and Expenses

We will bear the expenses of soliciting tenders in the exchange offer. The principal solicitation for tenders in the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees in person, by facsimile, telephone or telecopier.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for their services and reimburse them for their reasonable and documented out-of-pocket expenses in connection with these services. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable and documented out-of-pocket expenses they incur in forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent, and trustee and accounting and legal fees.

We will pay all transfer taxes, if any, applicable to the exchange of old notes in the exchange offer. However, if:

•

certificates representing exchange notes (or old notes for principal amounts not tendered or accepted for exchange) are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the old notes tendered,

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal or

•	a transfer tax is imposed for any reason other than the exchange of old notes in the exchange offer,

then the amount of any applicable transfer taxes, whether they are imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of these taxes or exemption from them is not submitted with the letter of transmittal, then the amount of the applicable transfer taxes will be billed directly to the tendering holder.

Resale Shelf Registration Statement; Special Interest

Under the registration rights agreement, if (i) on or before the date of consummation of the exchange offer, we determine that the exchange offer is not permitted or may not be completed as soon as practicable after the last date of acceptance for exchange because it would violate any applicable law or applicable interpretations of the staff of the SEC, or because the exchange notes would not, upon receipt, in general be freely transferable by each holder without need for further registration under the Securities Act; (ii) the exchange offer is not for any other reason completed by September 30, 2010; or (iii) upon completion of the exchange offer any of the initial purchasers shall so request in connection with any offering or sale of registrable notes initially purchased by it pursuant to the purchase agreement, we will, in lieu of effecting registration of exchange notes, use our reasonable best efforts to cause to be filed as soon as practicable after such determination, date or request, as the case may be, a registration statement under the Securities Act relating to a shelf registration of the old notes for resale by holders. In such case, we will be required to keep the shelf registration statement continuously effective until the earlier of a period of 90 days or when all the old notes so registered have been sold.

The registration rights agreement further provides that in the event that on or prior to September 30, 2010 either:

•	the exchange offer is not completed, or

•	the shelf registration statement, if required hereby, has not become effective under the Securities Act,

the interest rate per annum on the old notes will increase by adding 0.50% thereto for the period from the first day on which the default occurs to but not including the first day on which no default is in effect. Except as described above, no holder will have the right to participate in the shelf registration or require that we register its old notes under the Securities Act, or be entitled to special interest on its old notes.

Other

Participation in this exchange offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision as to what action to take.

DESCRIPTION OF THE EXCHANGE NOTES

This section describes the material provisions of the indenture, the supplemental indenture and the notes, but it may not contain all of the information that is important to you. It does not, describe every aspect of the indenture, the supplemental indenture and the notes. For example, in this section, we use terms that have been given special meaning in the indenture and the supplemental indenture, but we describe the meaning for only the more important of these terms. We refer you to the indenture and the supplemental indenture, which have been filed as exhibits to the registration statement on Form F-4. See “Where You Can Find More Information” for instructions on how to obtain such copies.

In this section and in the sections entitled “The Exchange Offer” and “Form of Notes, Clearing and Settlement,” references to “we,” “us” and “our” refer to Teléfonos de México, S.A.B. de C.V. only and do not include our subsidiaries or affiliates. References in this section to the “notes” include both the exchange notes and the old notes. References to “holders” mean persons who have notes registered in their names, on the books that we or the trustee maintain for this purpose, and not persons who own beneficial interests in notes issued in book-entry form through The Depository Trust Company, or DTC, or in notes registered in street name. Owners of beneficial interests in the notes should read “Form of Notes, Clearing and Settlement.”

General

We previously sold U.S.$500,000,000 principal amount of old notes in a private offering in November 2009. We reserve the right, from time to time without your consent as a holder of the notes, to issue additional notes of a series on terms and conditions identical to those of the notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the notes.

The Exchange Notes Will Be Issued Under the Indenture and the Supplemental Indenture

The exchange notes we are offering are governed by an indenture, dated as of June 19, 2009, and a supplemental indenture, dated November 12, 2009. References in this prospectus to the supplemental indenture mean the supplemental indenture, dated as of November 12, 2009. The exchange notes and the old notes will be a single series for all purposes under the indenture and the supplemental indenture, including waivers, amendments, redemption, offers to purchase and acceleration.

The indenture and the supplemental indenture are contracts between us and The Bank of New York Mellon, which acts as trustee. The trustee has two main roles:

•

First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe below under “—Default, Remedies and Waiver of Default.”

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

Principal and Interest

The aggregate principal amount of the notes is U.S.$500,000,000. The notes will mature on November 15, 2019.

The notes bear interest at 5.500% per annum from November 12, 2009. Interest on the notes are payable semi-annually on May 15 and November 15 of each year, to the holders in whose name the notes are registered at the close of business on the May 1 or November 1 immediately preceding the related interest payment date.

We will pay interest on the notes on the interest payment dates stated above, and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. We will compute interest on the notes on the basis of a 360-day year of twelve 30-day months.

Further Issues

We reserve the right, from time to time without your consent as a holder of notes, to issue additional notes on terms and conditions identical to those of the notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated with, the notes.

Ranking

The notes are not secured by any of our property or assets or any property or assets of any of our subsidiaries. Thus, by owning the notes, you are one of our unsecured creditors. The notes are not subordinated or senior to any of our other unsecured and unsubordinated debt obligations. This means that, in a bankruptcy or liquidation proceeding against us, the notes would rank equally in right of payment with all our other unsecured and unsubordinated debt.

Stated Maturity and Maturity

The day on which the principal amount of the notes is scheduled to become due is called the “stated maturity” of the principal. The principal may become due sooner, by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal. We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of the notes without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Form and Denominations

The notes will be issued only in fully registered book-entry form without coupons and in denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof.

Except in limited circumstances, the notes will be issued in the form of global notes. See “Form of Notes, Clearing and Settlement.”

Payment of Additional Amounts

We are required by Mexican law to deduct Mexican withholding taxes from payments of interest to investors who are not residents of Mexico for tax purposes, as described under “Taxation—Mexican Tax Considerations,” and we will pay additional amounts on those payments to the extent described in this subsection.

Subject to the limitations and exceptions described below, we will pay to holders of the notes all additional amounts that may be necessary so that every net payment of interest, principal or premium to the holder will not be less than the amount provided for in the notes. By net payment, we mean the amount we or our paying agent will pay the holder after deducting or withholding an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed with respect to that payment (or the payment of such additional amounts) by a Mexican taxing authority.

Our obligation to pay additional amounts is, however, subject to several important exceptions. We will not pay additional amounts to any holder for or on account of any of the following:

•

any taxes, duties, assessments or other governmental charges that would not have been imposed but for (A) a connection between the holder and Mexico other than the holding of a note and the receipt of payments with respect to that note or (B) the failure by the holder to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Mexico of the holder of a note, if compliance is required by law, regulation or by an applicable income tax treaty to which Mexico is a party and which is in effect, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and we have given the holders at least 30 days’ notice prior to the first payment date with respect to which such certification, identification or reporting requirement is required to the effect that the holders will be required to provide such information and identification;

•

any taxes, duties, assessments or other governmental charges with respect to a note presented for payment more than 15 days after the date on which that payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to the holders, whichever occurs later, except to the extent that the holder of a note would have been entitled to those additional amounts on presenting that note for payment on any date during such 15-day period;

•	any estate, inheritance, gift or other similar taxes imposed with respect to a note;

•	any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on a note;

•

any payment on a note to a holder who is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the note; and

•

any tax, duty, assessment or governmental charge imposed on a payment to an individual and required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings.

The limitations on our obligation to pay additional amounts stated in the first bullet point above will not apply even in the absence of the provision of information, documentation or other evidence if the provision of information, documentation or other evidence described in the first bullet point above would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a note, taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice, than comparable information or other reporting requirements imposed under U.S. tax law (including the United States-Mexico Income Tax Treaty), regulations (including proposed regulations) and administrative practice.

Applicable Mexican regulations currently allow us to withhold at a reduced rate, provided we comply with certain information reporting requirements. Accordingly, the limitations on our obligations to pay additional amounts stated in the first bullet point above also will not apply unless (a) the provision of the information, documentation or other evidence described in the first bullet point is expressly required by the currently applicable Mexican regulations, (b) we cannot obtain the information, documentation or other evidence necessary to comply with the currently applicable Mexican regulations on our own through reasonable diligence, and (c) we otherwise would meet the requirements for the application of the currently applicable Mexican regulations so that the lower rate would apply.

In addition, the first bullet point does not require that any person, including any non-Mexican pension fund, retirement fund or financial institution, register with the Ministry of Finance and Public Credit (Secretaría de

Hacienda y Crédito Público, or “SHCP”) to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.

We will provide the trustee with documentation reasonably satisfactory to the trustee evidencing the payment of Mexican taxes in respect of which we have paid any additional amounts. We will make copies of such documentation available to the holders of the notes or the relevant paying agent upon request. (Section 1009(a))

In the event that additional amounts actually paid with respect to the notes pursuant to the preceding paragraphs are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such notes, and as a result thereof such holder is entitled to make a claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such notes, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to us. However, by making such assignment, the holder makes no representation or warranty that we will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto. (Section 1009(d))

Any reference in this prospectus, the indenture, the supplemental indenture or the notes to principal, premium or interest by us will be deemed also to refer to any additional amounts that may be payable with respect to that amount under the obligations referred to in this subsection. (Section 1009(e))

Optional Redemption

We will not be permitted to redeem the notes we are offering before their stated maturity, except as described below. The notes are not entitled to the benefit of any sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay your notes. In addition, you will not be entitled to require us to buy your notes from you before the stated maturity except as described below under “—Repurchase at the Option of Holders.” (Section 1101(a))

“Make-Whole” Redemption

We will have the right at our option to redeem any of the notes in whole or in part, at any time or from time to time prior to their maturity, on at least 30 days, but not more than 60 days notice to the holders of the notes, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points (the “Make-Whole Amount”), plus in each case accrued and unpaid interest on the principal amount of the notes to but not including the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Banc of America Securities LLC and HSBC Securities (USA), Inc. or their affiliates which are primary United States government securities dealers, and their respective successors, plus three additional primary dealers selected by us; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in the City of New York (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 pm, New York time, on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

Tax Redemption

If, as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after the date of this prospectus, we would be obligated, after taking such measures as we may consider reasonable to avoid this requirement, to pay on the next succeeding interest payment date additional amounts in excess of those attributable to a Mexican withholding tax rate of 4.9% imposed on interest payments with respect to the notes, then, at our option, all, but not less than all, of the notes may be redeemed at any time on giving not less than 30 nor more than 60 days’ notice to the holders of the notes at a redemption price equal to 100% of the outstanding principal amount, plus accrued and unpaid interest and any additional amounts due thereon, up to but not including the date of redemption; provided, however, that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay these additional amounts if a payment on the notes were then due, and (2) at the time such notice of redemption is given such obligation to pay such additional amounts remains in effect. (Section 1101(c))

Prior to the publication of any notice of redemption pursuant to this provision, we will deliver to the trustee:

•

a certificate signed by one of our duly authorized representatives stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to redeem have occurred; and

•

an opinion of Mexican legal counsel (which may be our counsel) reasonably acceptable to the trustee to the effect that we have or will become obligated to pay such additional amounts as a result of such change or amendment. (Section 1101(d))

This notice, once delivered by us to the trustee, will be irrevocable. (Section 1102)

We will give notice to DTC pursuant to the provisions described under “—Notices” of any redemption we propose to make at least 30 days (but not more than 60 days) before the redemption date. We will also give notice to the Luxembourg Stock Exchange.

Repurchase at the Option of Holders

In the event of any change in control (as defined below) occurring prior to the maturity date of the notes, each holder of notes will have the right, at the holder’s option, to require us to repurchase all or any portion (provided that such portion is U.S.$1,000 or an integral multiple thereof) of the principal amount of the holder’s notes on the date that is 60 days after the date we provide notice of the change in control, at a cash price equal to the sum of:

•	100% of the principal amount of the notes being repurchased;

•	accrued and unpaid interest thereon to but not including the holder repurchase date; and

•	any additional amounts that would otherwise be payable. (Section 1301)

Within seven business days after the occurrence of a change in control, we are obligated to mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar a notice regarding the change in control, stating, among other things:

•	the date and time on which the repurchase right must be exercised;

•	the applicable repurchase price;

•	the repurchase date;

•	the procedures that holders of notes must follow to exercise the repurchase right; and

•	the place the notes must be surrendered for redemption and payment of the repurchase price. (Section 1302(a))

To exercise this right, the holder must deliver written notice to the trustee or to any other office or agency maintained for that purpose of the exercise of the repurchase right prior to the close of business on the repurchase date. The repurchase notice must state among other things:

•	the portion of the principal amount at maturity of notes to be repurchased; and

•	a statement that an election to exercise the repurchase right is being made. (Section 1302(b))

Any repurchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the trustee or to any other office or agency maintained for that purpose on or prior to the holder repurchase date. The notice of withdrawal shall state the principal amount at maturity to which the withdrawal notice relates and the principal amount at maturity, if any, that remains subject to the original repurchase notice. (Section 1302(b))

Payment of the repurchase price for notes for which a repurchase notice has been delivered and not withdrawn is conditioned upon delivery of the notes to the trustee or to any other office or agency maintained for that purpose, at any time (whether prior to, on or after the repurchase date) after delivery of the holder repurchase notice. Payment of the repurchase price for the notes will be made promptly following the later of the repurchase date or the time of delivery of the notes. If the trustee holds in accordance with the indenture, money sufficient to pay the repurchase price of the notes on the repurchase date, on and after the repurchase date, the notes tendered for repurchase will cease to be outstanding and interest thereon will cease to accrue, whether or not such notes are delivered to the trustee or to any other office or agency maintained for that purpose, and all other rights of the holders of such notes shall terminate, other than the right to receive the repurchase price upon delivery of such notes. (Section 1302(c))

A “change in control” will be deemed to have occurred if, at any time after the date of the indenture, any person (including any group deemed to be a “person” under Section 13(d)(3) of the Exchange Act), together with any affiliates or related persons will beneficially own (determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of original execution of the indenture), directly or indirectly, shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all of our shares of capital stock entitled to vote generally in elections of directors. However, a change in control will not be deemed to have occurred if such person, together with its affiliates or related persons, is any of Carso Global Telecom, any of its affiliates or one or more of the members of the family of Carlos Slim Helú who were beneficial owners of the shares of Carso Global Telecom at the date of the indenture. (Section 1303(b))

As used herein, “affiliate” of any person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such person, and “related person” of any person means any other person directly or indirectly owning:

•	10% or more of the outstanding common stock of such person (or, in the case of a person that is not a corporation, 10% or more of the equity interest in such person); or

•	10% or more of the combined voting power of the voting stock of such person. (Section 101 and Section 1303(c))

Mergers and Similar Transactions

We may not consolidate with or merge into any other person or, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of our properties and assets substantially as an entirety and may not permit any person to consolidate with or merge into us, unless all of the following conditions are met:

•

immediately after the transaction, no default under the notes has occurred and is continuing. For this purpose, “default under the notes” means an event of default or an event that would be an event of default with respect to the notes if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “—Default, Remedies and Waiver of Default”;

•

if we are not the successor person in the transaction, the successor is organized and validly existing under the laws of Mexico or the United States or any political subdivision thereof and expressly assumes our obligations under the notes or the indenture; and

•	we have delivered to the trustee an officers’ certificate and opinion of counsel, each stating, among others, that the transaction complies with the indenture. (Section 801)

If the conditions described above are satisfied, we will not need to obtain the approval of the holders in order to merge or consolidate or to sell or otherwise dispose of our properties and assets substantially as an entirety. Also, these conditions will apply only if we wish to merge into or consolidate with another person or sell or otherwise dispose of our properties and assets substantially as an entirety. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another person, any transaction that involves a change of control of our company but in which we do not merge or consolidate and any transaction in which we sell or otherwise dispose of our assets less than substantially as an entirety.

Restrictive Covenants

Restrictions on Liens

In the indenture, we have agreed not to, or to allow our restricted subsidiaries to, create, incur, issue or assume any liens on restricted property to secure debt where the debt secured by such liens, plus the aggregate amount of our attributable debt and that of our restricted subsidiaries in respect of sale and leaseback transactions, would exceed an amount equal to an aggregate of 12% of our consolidated net tangible assets, as defined in the indenture, unless we secure the notes equally with, or prior to, the debt secured by such liens. This restriction does not apply to the following:

•	liens on restricted property existing on the date the property was acquired or arising after such acquisition pursuant to contractual commitments entered into prior to such acquisition;

•

liens on any restricted property securing debt incurred or assumed for the purpose of financing its purchase price or the cost of its construction, improvement or repair, provided that such lien attaches to the restricted property within 12 months of its acquisition or the completion of its construction, improvement or repair and does not attach to any other restricted property;

•

liens existing on any restricted property of any restricted subsidiary prior to the time that the restricted subsidiary became a subsidiary of ours or liens arising after that time under contractual commitments entered into prior to and not in contemplation of that event;

•	liens on any restricted property securing debt owed by a subsidiary of ours to us or to another of our subsidiaries; and

•

liens arising out of the refinancing, extension, renewal or refunding of any debt described above, provided that the aggregate principal amount of such debt is not increased and such lien does not extend to any additional restricted property. (Section 1007)

“Restricted property” means (1) any lines, exchanges, switching equipment, transmission equipment (including satellites), cables, microwave equipment and related facilities, whether owned as of the date of the indenture or acquired after that date, used in connection with the provision of telecommunications services in Mexico, including any land, buildings, structures and other equipment or fixtures that constitute any such facility, owned by us or our restricted subsidiaries and (2) any share of capital stock of one of our restricted subsidiaries. Our “restricted subsidiaries” are those subsidiaries that own restricted property. (Section 101)

Restrictions on Sales and Leasebacks

In the indenture, we have agreed that neither we nor any of our restricted subsidiaries will enter into any sale and leaseback transaction without effectively providing that the notes will be secured equally and ratably with or prior to the sale and leaseback transaction, unless:

•

the aggregate principal amount of all debt then outstanding that is secured by any lien on any restricted property that does not ratably secure the notes (excluding any secured indebtedness permitted under “—Restrictions on Liens”) plus the aggregate amount of our attributable debt and the attributable debt of our restricted subsidiaries in respect of sale and leaseback transactions then outstanding would not exceed an amount equal to 12% of our consolidated net tangible assets; or

•

we or one of our restricted subsidiaries within 12 months of the sale and leaseback transaction retire an amount of our or our restricted subsidiaries’ secured debt which is not subordinate to the notes in an amount equal to the greater of (1) the net proceeds of the sale or transfer of the property or other assets that are the subject of the sale and leaseback transaction or (2) the fair market value of the restricted property leased. (Section 1008)

A “sale and leaseback transaction” for purposes of this subsection is an arrangement between us or one of our restricted subsidiaries where we or our restricted subsidiary lease a restricted property for an initial term of three years or more that was or will be sold by us or our restricted subsidiary for a sale price of U.S.$1,000,000 or its equivalent or more. “Attributable debt” means the lesser of (a) the fair market value of the asset subject to the sale and leaseback transaction and (b) the present value discounted at a rate set forth in the indenture of the obligations of the lessee for net rental payments (excluding amounts on account of maintenance and repairs, insurance, taxes, assessments and similar charges and contingent rents) during the term of the lease. (Section 101)

Maintenance of Business

We are required to maintain the business of providing a public telecommunications network as one of our principal businesses. (Section 1006)

Statement of Our Officers as to Default

We will, within 120 days after the end of each fiscal year, deliver to the trustee an officer’s certificate stating, whether or not, to the best of such officer’s knowledge, we are in default under the indenture. If any of our officers discovers that a default or event of default is continuing, we will file an officer’s certificate with the trustee describing the details thereof and the action we are taking or propose to take. (Section 1004)

Provision of Information

We will file with the trustee copies of our annual report and the information, documents and other reports that we are required to file with the SEC pursuant to Sections 12, 13 or 15(d) of the Exchange Act. (Section 1005)

Default, Remedies and Waiver of Default

You will have special rights if an event of default with respect to the notes that you hold occurs and is not cured, as described in this subsection.

Events of Default

When we refer to an “event of default” with respect to the notes, we mean any of the following:

•	we do not pay interest on the notes within 30 days after it is due;

•	we do not pay the principal of the notes when it is due;

•

we default in the performance of or breach, and we remain in default or breach of any covenant or warranty we make in the indenture for the benefit of the notes, for 60 days after we receive a notice of default (sent to us by the trustee or the holders of at least 25% in principal amount of the notes) stating that we are in breach;

•

we or any of our material subsidiaries (meaning a subsidiary whose assets or operating profits constitute 10% or more of our assets or operating profits, as applicable) experience a default or event of default under any instrument relating to debt having an aggregate principal amount outstanding exceeding U.S.$100 million that constitutes a failure to pay principal when due or results in the acceleration of the debt prior to its maturity;

•

a final judgment is rendered against us or any of our material subsidiaries in an aggregate amount in excess of U.S.$100 million or its equivalent in other currencies that is not discharged or bonded in full within 30 days after the right to appeal such judgment has expired; and

•

we or any of our material subsidiaries file for bankruptcy, or other events of bankruptcy, insolvency or reorganization or similar proceedings occur relating to us or a material subsidiary of ours. (Section 501)

Remedies Upon Occurrence of Event of Default

If an event of default with respect to the notes has occurred and has not been cured or waived, the trustee at the request of holders of not less than 25% in principal amount of the notes shall declare the entire principal amount of the notes to be due and payable immediately and upon any such declaration the principal, accrued interest and additional amounts shall become due and payable. If an event of default occurs because of bankruptcy, insolvency or reorganization relating to us or any of our material subsidiaries, the entire principal amount of the notes will be automatically accelerated, without any action by the trustee or any holder and any principal, accrued interest and additional amounts will become immediately due and payable. (Section 502)

Each of the situations described above is called an acceleration of the maturity of the notes. If the maturity of the notes is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of the notes may cancel the acceleration for all the notes, provided that all amounts then due (other than amounts due solely because of such acceleration) have been paid and all other defaults with respect to the notes have been cured. (Section 502)

If any event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee receives an indemnity that is reasonably satisfactory to it, the holders of a majority in principal amount of the notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture with respect to the notes. (Section 512 and Section 603(e))

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and the event of default has not been cured or waived;

•

the holders of not less than 25% in principal amount of the notes must make a written request that the trustee take legal action with respect to the notes because of the default and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•

during those 60 days, the holders of a majority in principal amount of the notes must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the notes described under the second bullet point above. (Section 507)

You are entitled, however, at any time to bring a lawsuit for the payment of money due on any note held by you on or after its due date. (Section 508)

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Modification and Waiver of Covenants

Waiver of Default

The holders of not less than a majority in principal amount of the notes may waive a default for the notes. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default on any note, however, without the approval of the particular holder of that note. (Section 513)

There are three types of changes we can make to the indenture, the supplemental indenture and the notes.

Changes Requiring Each Holder’s Approval

First, there are changes that cannot be made without the approval of each holder of the affected notes. Those types of changes are:

•	a change in the stated maturity for any principal or interest payment on the notes;

•	a reduction in the principal amount, the interest rate or the redemption price for the notes;

•	a change in the obligation to pay additional amounts;

•	a change in the currency of any payment on the notes;

•	a change in the place of any payment on the notes;

•	an impairment of the holder’s right to sue for payment of any amount due on its notes;

•	a reduction in the percentage in principal amount of the notes needed to change the indenture, the supplemental indenture or the notes; and

•	a reduction in the percentage in principal amount of the notes needed to waive our compliance with the indenture or the supplemental indenture or to waive defaults. (Section 902)

Changes Not Requiring Approval

Second, there are changes that do not require any approval by holders of notes. This type of change is limited to clarifications and changes that would not adversely affect the holders of outstanding notes in any material respect. (Section 901)

Changes Requiring Majority Approval

Any other change to the indenture, the supplemental indenture or the notes must be approved by the holders of a majority in principal amount of the notes. The required approval must be given by written consent. (Sections 104 and 902)

The same majority approval would be required for us to obtain a waiver of any of our covenants in the indenture and the supplemental indenture. Our covenants include the agreements we make about merging and creating liens on our interests, which we describe above under “—Mergers and Similar Transactions” and “—Restrictive Covenants.” If the holders approve a waiver of a covenant, we will not have to comply with it. (Section 1012) The holders, however, cannot approve a waiver of any provision in the notes, the indenture or the supplemental indenture as it affects any note, that we cannot change without the approval of the holder of that note as described above in “—Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture, the supplemental indenture or the notes or request a waiver.

Actions by Holders

When holders take any action under the indenture such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.

Only Outstanding Notes Are Eligible

Only holders of outstanding notes will be eligible to participate in any action by holders. Also, we will count only outstanding notes in determining whether the various percentage requirements for taking action have been met. For these purposes, a note will not be “outstanding” if it has been surrendered for cancellation or if we have deposited or set aside, in trust for its holder, money for its payment or redemption or, for the purpose of counting votes, if it is owned by us or any of our affiliates.

Determining Record Dates for Action by Holders

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture or the supplemental indenture. In some limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global notes may be set in accordance with procedures established by the depositary from time to time. (Section 104)

Payment Mechanics

Who Receives Payment

For interest due on the interest payment dates, we will pay the interest to the holder in whose name the note is registered at the close of business on the regular record date relating to the interest payment date. (Section 306)

Regular Record Dates for Interest

The regular record dates relating to the interest payment dates for the notes will be May 1 and November 1 of each year. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 p.m., New York City time, on that day.

Payments on Global Notes

For notes issued in global form, we will make payments on the notes in accordance with the applicable policies of the depositary as in effect from time to time. (Section 1002) Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in a global note. An indirect holder’s right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described above under “—We Will Issue the Notes in Global Form.”

Payments on Certificated Notes

If a holder holds a face amount of the notes of at least U.S.$5,000,000 and the holder asks us to do so, we will pay any amount that becomes due on such notes by wire transfer of immediately available funds to an account on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least 10 business days before the requested wire payment is due. In the case of interest payments due on interest payment dates, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the notes are surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Transfer and Exchange Procedure

For so long as the notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, you may transfer or exchange a certificated note for a new certificated note of like tenor and principal amount by presenting and surrendering such note at the office of the Luxembourg paying and transfer agent provided that all transfers and exchanges must be effected in accordance with the indenture and the supplemental indenture. In the case of a transfer of only part of a certificated note, a new certificated note in respect of the balance of the principal amount of the certificated note not transferred will be delivered at the office of the Luxembourg paying and transfer agent. In the case of any lost, stolen, mutilated or destroyed certificated note, you may obtain a new certificated note from the Luxembourg paying and transfer agent, in accordance with the indenture and the supplemental indenture.

Payment When Offices Are Closed

If any payment is due on the notes on a day that is not a business day, we will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the indenture and the supplemental indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the notes, the indenture or the supplemental indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

When we refer to a “business day,” we mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close and is a day on which banks and financial institutions in Mexico are open for business with the general public. With respect to notes in certificated form, the reference to business day will also mean a day on which banking institutions generally are open for business in the location of each office of a paying agent, but only with respect to a payment to be made at the office of such paying agent, and each office of a transfer agent, but only with respect to any actions to occur at that office.

Paying Agent

If we issue notes in certificated form, we may appoint one or more financial institutions to act as our paying agents, and at whose designated offices the notes may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time, provided that if any notes are issued in certificated form, so long as such notes are outstanding, we will maintain a paying agent in New York City. In addition, we will, for so long as any notes are admitted to listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF, maintain a paying agent in Luxembourg. Initially, we have appointed the Trustee, at its corporate trust office in New York City, as our principal paying agent, and The Bank of New York Mellon (Luxembourg) S.A. as our paying agent in Luxembourg. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents pursuant to the provisions described under “—Notices.”

Unclaimed Payments

All money paid by us to a trustee or paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

Notices

As long as we issue notes in global form, notices to be given to holders will be given to DTC, in accordance with its applicable policies as in effect from time to time. If we issue notes in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. For so long as any notes are admitted to listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF, in accordance with the rules and regulations of the Luxembourg Stock Exchange, we will also publish all notices to the holders on the website of the Luxembourg Stock Exchange at www.bourse.lu. (Section 106)

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder. (Section 106)

Our Relationship with the Trustee

The Bank of New York Mellon is serving as trustee for the notes. The Bank of New York Mellon may have other business relationships with us from time to time.

Governing Law; Jurisdiction

The indenture and the supplemental indenture are, and the exchange notes will be, governed by the laws of the State of New York.

We and the trustee have agreed that any legal suit, action or indenture, the supplemental indenture and proceeding arising out of or relating to our issuance of the notes under the indenture may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, and in the courts of our own corporate domicile, Mexico City.

FORM OF NOTES, CLEARING AND SETTLEMENT

Global Notes

The exchange notes will be issued in the form of registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each global note will be deposited with the Trustee as custodian for The Depository Trust Company (DTC) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (DTC participants) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in a global note may be credited within DTC to Euroclear Bank S.A./N.V. (Euroclear) and Clearstream, Luxembourg Banking, société anonyme (Clearstream, Luxembourg) on behalf of the owners of such interests.

Investors may hold their interests in a global note directly through DTC, Euroclear or Clearstream, Luxembourg, if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Beneficial interests in a global note may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we, the trustee, the security registrar, the paying agents nor the transfer agents is responsible for those operations or procedures.

DTC has advised that it is:

•	a limited purpose trust company organized under the New York State Banking Law;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations; and certain other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee will be considered the sole owner or holder of the exchange notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the registered owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of exchange notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we, the trustee, the security registrar nor the paying agents or transfer agents will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary practices and will be the responsibility of those participants or indirect participants and not of DTC, its nominee or us.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream, Luxembourg will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream, Luxembourg. To deliver or receive an interest in a global note held in a Euroclear or Clearstream, Luxembourg account, an investor must send transfer instructions to Euroclear or Clearstream, Luxembourg, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, Luxembourg, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream, Luxembourg participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream, Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream, Luxembourg immediately following the DTC settlement date. Cash received in Euroclear or Clearstream, Luxembourg from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account as of the business day for Euroclear or Clearstream, Luxembourg following the DTC settlement date.

DTC, Euroclear and Clearstream, Luxembourg have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Beneficial interests in a global note may not be exchanged for exchange notes in physical, certificated form unless:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global note and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default with respect to the notes.

In all cases, certificated notes delivered in exchange for a Global Note will be registered in the names, and issued in any approved denominations, requested by the depository.

For information concerning paying agents and transfer agents for any notes in certificated form, see “Description of the Exchange Notes—Payment Provisions—Paying Agents” and “—Transfer Agents.”

TAXATION

The following summary of certain Mexican federal and U.S. federal income tax considerations is based on the advice of Bufete Robles Miaja, S.C., with respect to Mexican federal taxes, and on the advice of Cleary Gottlieb Steen & Hamilton LLP, New York, New York, with respect to U.S. federal income taxes. This summary contains a description of certain Mexican federal and U.S. federal income tax consequences of the ownership and disposition of the notes and exchanging the old notes for exchange notes, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to exchange old notes for exchange notes. This summary does not describe any tax consequences arising under the laws of any state, municipality, locality or taxing jurisdiction other than the federal laws of the United States and Mexico.

This summary is based on the federal tax laws of Mexico and the United States as in effect on the date of this prospectus (including the Tax Treaty described below), as well as on rules and regulations of Mexico and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Holders of old notes considering exchanging such notes for exchange notes should consult their own tax advisors as to the Mexican, United States or other tax consequences of the ownership and disposition of the notes and of exchanging the old notes for exchange notes, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Mexican Tax Considerations

The following is a general summary of the principal consequences under the Mexican Ley del Impuesto sobre la Renta (the Mexican Income Tax Law) and rules and regulations thereunder, as currently in effect, of the ownership and disposition of the notes and exchanging old notes for exchange notes by a holder that is not a resident of Mexico and that will not hold notes, or a beneficial interest therein, in connection with the conduct of a trade or business through a permanent establishment in Mexico (a “foreign holder”).

For purposes of Mexican taxation, tax residency is a highly technical definition that involves the application of a number of factors. Generally, an individual is a resident of Mexico if he or she has established his or her home in Mexico, and a corporation is considered a resident if it has established in Mexico its principal place of business management or its effective seat of business management. However, any determination of residence should take into account the particular situation of each person or legal entity.

Exchanging the Notes

The exchange of old notes for exchange notes gives rise to no tax implications in Mexico.

Tax Treaties

The United States and Mexico have entered into a Convention for the Avoidance of Double Taxation (collectively, with subsequent Protocols thereto, referred to as the “tax treaty”). Provisions of the tax treaty that may affect the taxation of certain Holders are summarized below. Mexico has also entered into and is negotiating several other tax treaties that may reduce the amount of Mexican withholding tax to which payments of interest on the notes may be subject. Holders of old notes considering exchanging such notes for exchange notes should consult their own tax advisors as to the tax consequences, if any, of these treaties.

Payments of Interest, Principal and Premium, in Respect of the Exchange Note

Under the Mexican Income Tax Law, payments of interest we make in respect of the notes (including payments of principal in excess of the issue price of such notes, which, under Mexican law, are deemed to be interest) to a Foreign Holder will generally be subject to a Mexican withholding tax assessed at a rate of 4.9% if, as expected, (1) the notes are placed through banks or brokerage houses (casas de bolsa) in a country with which Mexico has entered into a tax treaty for the avoidance of double taxation, which is in effect, (2) the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) (the “CNBV”) has been duly notified of the issuance and public offer of the notes and of the documents evidencing this offer to exchange pursuant to Article 7 of the Mexican Securities Law (Ley del Mercado de Valores) and its regulations, and (3) the information requirements specified by the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) (the “SHCP”) under its general rules are satisfied. In case such requirements are not met, the applicable withholding tax rate will be 10%.

A higher income tax withholding rate will be applicable when the effective beneficiaries of payments treated as interest paid on the exchange notes, whether directly or indirectly, individually or collectively with related persons, who receive more than 5% of the aggregate amount of such payments on the exchange notes are (1) our shareholders who own, directly or indirectly, individually or collectively with related persons, more than 10% of our voting stock, or (2) legal entities more than 20% of whose stock is owned by us, directly or indirectly, individually or collectively with related persons, as set forth in the Mexican Income Tax Law.

Under the Mexican Income Tax Law, payments of interest we make with respect to the exchange notes to a non-Mexican pension or retirement fund generally will be exempt from Mexican withholding taxes, provided that (1) the fund is the effective beneficiary of such interest income, (2) the fund is duly established pursuant to the laws of its country of origin, (3) the relevant interest income is exempt from taxation in such country, and (4) the fund is duly registered with the SHCP’s Registry of Banks, Finance Entities, Pension Funds and Foreign Investment Funds.

We have agreed, subject to specified exceptions and limitations, to pay additional amounts to the holders of exchange notes in respect of the Mexican withholding taxes mentioned above. If we pay additional amounts in respect of such Mexican withholding taxes, any refunds of such additional amounts will be for our account. See “Description of the Exchange Notes—Payment of Additional Amounts”.

Holders or beneficial owners of exchange notes may be requested to provide certain information or documentation necessary to enable us to establish the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided on a timely basis, our obligations to pay additional amounts may be limited as set forth under “Description of the Exchange Notes—Payment of Additional Amounts”.

Under the Mexican Income Tax Law, payments of principal we make to a foreign holder of the exchange notes will not be subject to any Mexican withholding or similar taxes.

Taxation of the Disposition of the Exchange Note

The application of Mexican tax law provisions to capital gains realized on the disposition of exchange notes by Foreign Holders is unclear. We expect that no Mexican tax will be imposed on transfers of exchange notes between Foreign Holders effected outside of Mexico.

Other Mexican Taxes

A Foreign Holder will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings of exchange notes. There are no Mexican stamp, issue registration or similar taxes payable by a Foreign Holder with respect to exchange notes.

United States Tax Considerations

The following is a summary of certain United States federal income tax considerations that may be relevant to a beneficial owner of the notes that is an individual citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the notes (a “U.S. Holder”). It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular investor’s holding of the notes.

In addition, except as noted below, this summary deals only with investors that are U.S. Holders who acquired the notes in the United States as part of the initial offering of the notes, who own the notes as capital assets, and whose functional currency is the U.S. dollar. It does not address U.S. federal income tax considerations applicable to investors who may be subject to special tax rules, including but not limited to banks, financial institutions, tax-exempt entities, partnerships or other pass-through entities (or persons that hold the notes through such entities), traders in securities that elect to use the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, regulated investment companies, real estate investment trusts, insurance companies, dealers in securities or currencies, certain short-term holders of the notes, persons that hedge their exposure in the notes or will hold the notes as a position in a “straddle” or “conversion” transaction or as part of a “synthetic security” or other integrated financial transaction for U.S. federal income tax purposes. U.S. Holders should be aware that the U.S. federal income tax consequences of holding the notes may be materially different for investors described in the previous sentence.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and judicial and administrative interpretations thereof, in each case as in effect or available on the date of this prospectus. All of the foregoing is subject to change, and any such change may apply retroactively and could affect the tax consequences described below.

Registration Rights and Exchange Offer

Neither the registration of the old notes pursuant to our obligations under the registration rights agreement nor the U.S. holder’s receipt of exchange notes in exchange for old notes will constitute a taxable event for U.S. federal income tax purposes. The exchanging U.S. holder will have the same tax basis in the exchange notes that the holder had in the old notes, and a U.S. holder’s holding period for the exchange notes will include such U.S. holder’s holding period for the old notes.

Payments of Interest and Additional Amounts

Payments of the gross amount of interest (i.e., including amounts withheld in respect of Mexican withholding taxes) and additional amounts (as defined in “Description of the Exchange Notes—Payment of Additional Amounts) with respect to a note will be taxable to a U.S. Holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the U.S. Holder’s method of tax accounting. Thus, accrual method U.S. Holders will report stated interest on the note as it accrues, and cash method U.S. Holders will report interest when it is received or unconditionally made available for receipt.

Foreign Source Income and Foreign Tax Credits

The Mexican withholding tax that is imposed on interest will be treated as a foreign income tax eligible, subject to generally applicable limitations and conditions under U.S. tax law, for credit against a U.S. Holder’s United States federal income tax liability or, at the U.S. Holder’s election, for deduction in computing the holder’s taxable income. Interest and additional amounts paid on the exchange notes generally will constitute foreign source passive category income. Gain or loss realized by a U.S. Holder on the sale or other disposition of a note generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. Accordingly, if Mexican tax is imposed on the sale or other disposition of the notes, such tax generally will not be available as a credit for the U.S. Holder against U.S. federal income tax unless such holder has other income from foreign sources, in the appropriate category, for purposes of the foreign tax credit rules. A U.S. holder may be denied a foreign tax credit for foreign taxes imposed with respect to the notes where such holder does not meet a minimum holding period requirement during which it is not protected from risk of loss. The calculation and availability of foreign tax credits or deductions, involve the application of complex rules that depend on a U.S. Holder’s particular circumstances. U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits and the treatment of additional amounts.

Disposition of Notes

A U.S. Holder generally will recognize gain or loss on the sale, redemption or other disposition of the exchange notes in an amount equal to the difference between the amount realized on such sale, redemption or other disposition (less any amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income) and the U.S. Holder’s adjusted tax basis in the exchange notes. Gain or loss realized by a U.S. Holder on such sale, redemption or other disposition generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the holder’s holding period for the notes is more than one year. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Back-up Withholding

The paying agent may be required to file information returns with the U.S. Internal Revenue Service (the “IRS”) with respect to payments made to certain U.S. Holders on the notes. A U.S. Holder may be subject to backup withholding on the payments that the U.S. Holder receives on the notes unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number on an IRS Form W-9, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under these rules will be allowed as a credit against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

A holder or beneficial owner of notes that is not a U.S. Holder (a “Non-U.S. Holder”) generally will not be subject to U.S. federal income or withholding tax on interest received on the notes unless the interest is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment). In addition, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on gain realized on the sale of notes unless (i) the gain is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment) or (ii) in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met. Although Non-U.S. Holders generally are exempt from backup withholding and information reporting, a Non-U.S. Holder may, in certain circumstances, be required to comply with certification procedures to prove entitlement to this exemption.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS OF NOTES CONSIDERING EXCHANGING OLD NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THEOWNERSHIP AND DISPOSITION OF THE NOTES AND OF EXCHANGING OLD NOTES FOR EXCHANGE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

European Union Tax Considerations

European Union Directive on the Taxation of Savings Income

Under Council Directive 2003/48/EC on the taxation of savings income (the “Savings Directive”), each Member State of the European Union, or EU, is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual beneficial owner resident in, or certain limited types of entities established in, that other Member State. However, for a transitional period, Austria and Luxembourg will (unless during such period they elect otherwise) instead apply a withholding system in relation to such payments. Under such withholding system, they are required to allow the recipient of the interest payment to avoid withholding tax if the recipient complies with certain provision of information procedures. The current rate of withholding is 20% and it will be increased to 35% with effect from 1 July 2011. The transitional period is to terminate at the end of the first full fiscal year following the conclusion of agreements by certain non-EU countries to exchange of information procedures relating to interest and other similar income.

A number of non-EU countries, and certain dependent or associated territories of certain Member States, have adopted or agreed to adopt similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to an individual beneficial owner resident in, or certain limited types of entities established in, a Member State. In addition, the Member States have entered into provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to an individual beneficial owner resident in, or certain limited types of entities established in, one of those territories.

A proposal for amendments to the Savings Directive has been published, including a number of suggested changes, which, if implemented, would broaden the scope of the rules described above.

No additional amounts will be payable with respect to a note where such withholding or deduction is imposed or levied on a payment pursuant to the Savings Directive or any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings. Holders should consult their tax advisors regarding the implications of the Savings Directive in their particular circumstances.

PLAN OF DISTRIBUTION

The following requirements apply only to broker-dealers. If you are not a broker-dealer as defined in Section 3(a)(4) and Section 3(a)(5) of the Exchange Act, these requirements do not affect you.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 120 days from the last date on which old notes are accepted for exchange, we will amend or supplement this prospectus, if requested by any broker-dealer for use in connection with any resale of exchange notes received in exchange for old notes.

We will not receive any proceeds from any sale of exchange notes by broker-dealers.

Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes.

Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of exchange notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of up to 120 days from the last date on which old notes are accepted for exchange, we will promptly send additional copies of this prospectus and any amendment or supplement to the prospectus to any broker-dealer that requests those documents. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers, and will indemnify any broker-dealer as a holder of the exchange notes against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF THE EXCHANGE NOTES

The validity of the exchange notes under New York law will be passed upon by Cleary Gottlieb Steen & Hamilton LLP, our United States counsel. Certain matters of Mexican law relating to the exchange notes will be passed upon by Bufete Robles Miaja, S.C., our Mexican counsel.

EXPERTS

The consolidated financial statements of Teléfonos de México, S.A.B. de C.V. appearing in its annual report on Form 20-F for the year ended December 31, 2009, and the effectiveness of Teléfonos de México, S.A.B. de C.V.’s internal control over financial reporting as of December 31, 2009, have been audited by Mancera, S.C., a member practice of Ernst & Young Global, an independent registered public accounting firm, as set forth in their reports appearing thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LISTING AND GENERAL INFORMATION

1.	We have applied to have the exchange notes admitted for listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF market, the alternative market of the Luxembourg Stock Exchange. However, even if admission to listing is obtained, we will not be required to maintain it.

2.	The exchange notes have been accepted for clearance through DTC, Euroclear and Clearstream, Luxembourg. The CUSIP numbers and ISIN numbers for the exchange notes are as follows:

CUSIP Number	ISIN Number

3.	We have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the exchange notes. Resolutions of our board of directors, dated March 18, 2009, authorized the issuance of the exchange notes.

4.	Except as disclosed herein (or in the documents incorporated by reference herein), there are no pending actions, suits or proceedings against or affecting us or any of our subsidiaries or any of their respective properties, which, if determined adversely to us or any such subsidiary, would individually or in the aggregate have an adverse effect on our financial condition and that of our subsidiaries taken as a whole or would adversely affect our ability to perform our obligations under the exchange notes or which are otherwise material in the context of the issue of the exchange notes, and, to the best of our knowledge, no such actions, suits or proceedings are threatened.

5.	Except as disclosed herein (or in the documents incorporated by reference herein), since December 31, 2010, there has been no change (or any development or event involving a prospective change of which we are or might reasonably be expected to be aware) which is materially adverse to our financial condition and that of our subsidiaries taken as a whole.

6.	Mancera, S.C., a Member Practice of Ernst & Young Global, independent registered public accounting firm, has agreed to the incorporation by reference of its report in this prospectus in the form and context in which it is included in our 2009 Form 20-F.

7.	For so long as any of the exchange notes are outstanding and admitted for listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF market, copies of the following items in English will be available free of charge from The Bank of New York Mellon (Luxembourg) S.A., our listing agent, at its office at Vertigo Building, Polaris, 2-4 rue Eugène Ruppert, L-2453 Luxembourg:

•	our audited consolidated financial statements as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007; and

•	any related notes to these items.

For as long as any of the notes are outstanding and admitted for listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF market, copies of our current annual financial statements and unaudited financial information may be obtained from our Luxembourg listing agent at its office listed above.

During the same period, the indenture, the supplemental indenture and a copy of our articles of incorporation will be available for inspection at the offices of The Bank of New York Mellon and The Bank of New York Mellon (Luxembourg) S.A.

We currently publish our unaudited financial information on a quarterly basis. We do not prepare non-consolidated financial statements. We will, for so long as any notes are admitted for listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF market, maintain a paying agent in New York as well as in Luxembourg.

8.	Copies of our constitutive documents are available at the office of The Bank of New York Mellon (Luxembourg) S.A., the paying agent in Luxembourg.

9.	Teléfonos de México, S.A.B. de C.V. is a sociedad anónima bursátil de capital variable organized in Mexico under the Mexican Companies Law (Ley General de Sociedades Mercantiles) and the Mexican Securities Market Law (Ley del Mercado de Valores). We were incorporated on December 23, 1947. Our principal executive offices are located at Parque Vía 190, Colonia Cuauhtémoc, 06599 México, D.F., México. We are registered with the Public Registry of Commerce (Registro Público de Comercio) of Mexico City on December 23, 1947 under the number 5229.

10.	The trustee for the exchange notes is The Bank of New York Mellon, having its office at 101 Barclay Street, Floor 4 East, New York, New York 10286. The terms and conditions of our appointment of The Bank of New York Mellon as trustee, including the terms and conditions under which The Bank of New York Mellon may be replaced as trustee, are contained in the indenture and the supplemental indenture available for inspection at the offices of The Bank of New York Mellon and The Bank of New York Mellon (Luxembourg) S.A.

ISSUER

Teléfonos de México, S.A.B. de C.V.

Parque Vía 190

Colonia Cuauhtémoc

06599 México, D.F.

México

TRUSTEE, REGISTRAR, PRINCIPAL PAYING AGENT AND TRANSFER AGENT

The Bank of New York Mellon

101 Barclay Street, Floor 4 East

New York, New York 10286

United States

LUXEMBOURG LISTING AGENT, PAYING AGENT AND TRANSFER AGENT

The Bank of New York Mellon (Luxembourg) S.A.

Vertigo Building

Polaris

2-4 rue Eugène Ruppert

L-2453 Luxembourg

LEGAL ADVISORS TO THE ISSUER

As to United States Law	As to Mexican Law

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 United States	Bufete Robles Miaja, S.C. Bosque de Alisos 47 A-PB Col. Bosques de las Lomas 05120 México, D.F. México

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Mancera, S.C.

(A Member Practice of Ernst & Young Global)

Antara Polanco

Av. Ejercito Nacional 843-B

Colonia Granada

11520 México, D.F.

México

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Under Mexican law, when an officer or director of a corporation acts within the scope of his or her authority the corporation will answer for any resulting liabilities or expenses. The registrant’s board of directors has also expressly determined that the registrant will indemnify the directors and officers against any liability they might incur in connection with the offering of the exchange notes.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibit

3.1	Amended and restated bylaws (estatutos sociales) of Teléfonos de México, S.A.B. de C.V., dated December 26, 2007 (English translation) (incorporated by reference to our annual report on Form 20-F for the year ended December 31, 2008 (File No. 1-32741) filed on June 27, 2008).

4.1	Indenture dated as of June 19, 2009 between Teléfonos de México, S.A.B. de C.V. and The Bank of New York Mellon, as trustee (incorporated by reference to our registration statement on Form F-3 (File No. 333-160114) filed on June 19, 2009).

4.2	First Supplemental Indenture dated as of November 12, 2009 between Teléfonos de México, S.A.B. de C.V. and The Bank of New York Mellon, as trustee, with respect to the terms of the 5.500% Senior Notes due 2019.

4.3	Form of Exchange Note (included in the indenture and supplemental indenture filed as Exhibits 4.1, 4.2).

4.4	Registration Rights Agreement dated November 12, 2009 among Teléfonos de México, S.A.B. de C.V. and the several initial purchasers party thereto.

4.5	Form of Amended and Restated L Share Deposit Agreement (incorporated by reference to the post-effective amendment to our registration statement on Form F-6 (File No. 333-125023) filed on September 28, 2006).

4.6	Form of Amended and Restated A Share Deposit Agreement (incorporated by reference to the post-effective amendment to our registration statement on Form F-6 (File No. 333-12936) filed on September 28, 2006).

4.7	Loan Agreement, dated as of August 11, 2006, among Teléfonos de México, S.A.B. de C.V., the lenders party thereto, Citibank, N.A., as administrative agent, ABN AMRO Bank N.V., BBVA Securities Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and Calyon New York Branch, as joint bookrunners, ABN AMRO Bank N.V., as syndication agent, and Banco Bilbao Vizcaya Argentaria, S.A. and HSBC Securities (USA) Inc., as co-documentation agents (incorporated by reference to our annual report on Form 20-F for the year ended December 31, 2006 (File No. 1-32741) filed on July 16, 2007).

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to the validity of the exchange notes.

5.2	Opinion of Bufete Robles Miaja, S.C. as to the validity of the exchange notes.

9.1	Agreement dated December 20, 2000 between Carso Global Telecom, S.A.B. de C.V. and SBC International, Inc. (AT&T International since 2006) (incorporated by reference to our annual report on Form 20-F for the year ended December 31, 2000 (File No. 1-10749) filed on May 4, 2001).

Exhibit Number	Description of Exhibit

10.1	Concession dated March 10, 1976 between Teléfonos de México, S.A.B. de C.V. and the Mexican Ministry of Communications and Transportation, together with an English translation (incorporated by reference to our registration statement on Form F-1 (File No. 033-39893) filed on April 9, 1991).

10.2	Concession Amendment dated August 10, 1990 between Teléfonos de México, S.A.B. de C.V. and the Mexican Ministry of Communications and Transportation, together with an English translation (incorporated by reference to our registration statement on Form F-1 (File No. 033-39893) filed on April 9, 1991).

10.3	Master Transition Agreement between Teléfonos de México, S.A.B. de C.V. and Telmex Internacional, S.A.B. de C.V., dated as of December 26, 2007 (English translation) (incorporated by reference to the registration statement on Form 20-F of Telmex Internacional, S.A.B. de C.V. (File No. 1-34086) filed on May 30, 2008).

10.4	Services Agreement dated January 1, 2010 between Teléfonos de México, S.A.B. de C.V. and Carso Global Telecom, S.A.B. de C.V. (English translation) (incorporated by reference to our annual report on Form 20-F for the year ended December 31, 2009 (File No. 1-32741) filed on May 11, 2010).

10.5	Management Services Agreement, dated January 2, 2001, between Teléfonos de México, S.A.B. de C.V. and AT&T Mexico, Inc. (incorporated by reference to our annual report on Form 20-F for the year ended December 31, 2003 (File No. 1-10749) filed on June 28, 2004).

12.1	Calculation of ratios of earnings to fixed charges.

21.1	List of significant subsidiaries.

23.1	Consent of Mancera, S.C.

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).

23.3	Consent of Bufete Robles Miaja, S.C. (included in Exhibit 5.2).

24.1	Powers of attorney (included in the signature page of this registration statement).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon.

99.1	Form of Letter of Transmittal for exchange notes.

99.2	Form of Notice of Guaranteed Delivery for exchange notes.

99.3	Form of Letter to Registered Holders.

99.4	Form of Instructions to Registered Holder from Beneficial Owner.

99.5	Form of Letter to Clients.

99.6	Form of Exchange Agent Agreement.

The exhibits do not include any instrument defining the rights of holders of long-term debt of the registrant or of its subsidiaries for which consolidated or unconsolidated financial statements are required to be filed (other than the notes registered hereby) when under such instrument the total amount of securities authorized does not exceed 10% of the total assets of the registrant and its subsidiaries on a consolidated basis. The registrant agrees to furnish a copy of any such instrument to the SEC upon its request.

Item 22.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information set forth in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(5) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on July 2, 2010.

TELÉFONOS DE MÉXICO, S.A.B. DE C.V.

By:	/s/ ADOLFO CEREZO PÉREZ
Name:	Adolfo Cerezo Pérez
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints Adolfo Cerezo Pérez and Carlos Slim Domit, severally and individually, and each of them (with full power to each of them to act alone) his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This power of attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto, as the case may be, has been signed by the following persons in the following capacities in respect of Teléfonos de México, S.A.B. de C.V. on July 2, 2010.

Signature	Title

Carlos Slim Domit	Chairman

/s/ ANTONIO COSÍO ARIÑO Antonio Cosío Ariño	Director

Amparo Espinosa Rugarcía	Director

Élmer Franco Macías	Director

/s/ JOSÉ KURI HARFUSH José Kuri Harfush	Director

/s/ ÁNGEL LOSADA MORENO Ángel Losada Moreno	Director

/s/ JUAN ANTONIO PÉREZ SIMÓN Juan Antonio Pérez Simón	Director

/s/ MARCO ANTONIO SLIM DOMIT Marco Antonio Slim Domit	Director

/s/ PATRICK SLIM DOMIT Patrick Slim Domit	Director

/s/ HÉCTOR SLIM SEADE Héctor Slim Seade	Director; Chief Executive Officer

Signature	Title

/s/ MICHAEL J. VIOLA Michael J. Viola	Director

/s/ LARRY I. BOYLE Larry I. Boyle	Director

/s/ RAFAEL MOISÉS KALACH MIZRAHI Rafael Moisés Kalach Mizrahi	Director

Ricardo Martín Bringas	Director

/s/ ADOLFO CEREZO PÉREz Adolfo Cerezo Pérez	Chief Financial Officer

/s/ ROLANDO REYNIER VALDÉS Rolando Reynier Valdés	Controller

Signature of Authorized Representative

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Teléfonos de México, S.A.B. de C.V., has signed this registration statement or amendment thereto, as the case may be, in the City of Newark, State of Delaware on July 2, 2010.

Signature	Title

/S/ DONALD J. PUGLISI Donald J. Puglisi	Authorized Representative in the United States

Exhibit Index

Exhibit Number	Description of Exhibit

3.1	Amended and restated bylaws (estatutos sociales) of Teléfonos de México, S.A.B. de C.V., dated December 26, 2007 (English translation) (incorporated by reference to our annual report on Form 20-F for the year ended December 31, 2008 (File No. 1-32741) filed on June 27, 2008).

4.1	Indenture dated as of June 19, 2009 between Teléfonos de México, S.A.B. de C.V. and The Bank of New York Mellon, as trustee (incorporated by reference to our registration statement on Form F-3 (File No. 333-160114) filed on June 19, 2009).

4.2	First Supplemental Indenture dated as of November 12, 2009 between Teléfonos de México, S.A.B. de C.V. and The Bank of New York Mellon, as trustee, with respect to the terms of the 5.500% Senior Notes due 2019.

4.3	Form of Exchange Note (included in the indenture and supplemental indenture filed as Exhibits 4.1, 4.2).

4.4	Registration Rights Agreement dated November 12, 2009 among Teléfonos de México, S.A.B. de C.V. and the several initial purchasers party thereto.

4.5	Form of Amended and Restated L Share Deposit Agreement (incorporated by reference to the post-effective amendment to our registration statement on Form F-6 (File No. 333-125023) filed on September 28, 2006).

4.6	Form of Amended and Restated A Share Deposit Agreement (incorporated by reference to the post-effective amendment to our registration statement on Form F-6 (File No. 333-12936) filed on September 28, 2006).

4.7	Loan Agreement, dated as of August 11, 2006, among Teléfonos de México, S.A.B. de C.V., the lenders party thereto, Citibank, N.A., as administrative agent, ABN AMRO Bank N.V., BBVA Securities Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and Calyon New York Branch, as joint bookrunners, ABN AMRO Bank N.V., as syndication agent, and Banco Bilbao Vizcaya Argentaria, S.A. and HSBC Securities (USA) Inc., as co-documentation agents (incorporated by reference to our annual report on Form 20-F for the year ended December 31, 2006 (File No. 1-32741) filed on July 16, 2007).

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to the validity of the exchange notes.

5.2	Opinion of Bufete Robles Miaja, S.C. as to the validity of the exchange notes.

9.1	Agreement dated December 20, 2000 between Carso Global Telecom, S.A.B. de C.V. and SBC International, Inc. (AT&T International since 2006) (incorporated by reference to our annual report on Form 20-F for the year ended December 31, 2000 (File No. 1-10749) filed on May 4, 2001).

10.1	Concession dated March 10, 1976 between Teléfonos de México, S.A.B. de C.V. and the Mexican Ministry of Communications and Transportation, together with an English translation (incorporated by reference to our registration statement on Form F-1 (File No. 033-39893) filed on April 9, 1991).

10.2	Concession Amendment dated August 10, 1990 between Teléfonos de México, S.A.B. de C.V. and the Mexican Ministry of Communications and Transportation, together with an English translation (incorporated by reference to our registration statement on Form F-1 (File No. 033-39893) filed on April 9, 1991).

10.3	Master Transition Agreement between Teléfonos de México, S.A.B. de C.V. and Telmex Internacional, S.A.B. de C.V., dated as of December 26, 2007 (English translation) (incorporated by reference to the registration statement on Form 20-F of Telmex Internacional, S.A.B. de C.V. (File No. 1-34086) filed on May 30, 2008).

Exhibit Number	Description of Exhibit

10.4	Services Agreement dated January 1, 2010 between Teléfonos de México, S.A.B. de C.V. and Carso Global Telecom, S.A.B. de C.V. (English translation) (incorporated by reference to our annual report on Form 20-F for the year ended December 31, 2009 (File No. 1-32741) filed on May 11, 2010).

10.5	Management Services Agreement, dated January 2, 2001, between Teléfonos de México, S.A.B. de C.V. and AT&T Mexico, Inc. (incorporated by reference to our annual report on Form 20-F for the year ended December 31, 2003 (File No. 1-10749) filed on June 28, 2004).

12.1	Calculation of ratios of earnings to fixed charges.

21.1	List of significant subsidiaries.

23.1	Consent of Mancera, S.C.

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).

23.3	Consent of Bufete Robles Miaja, S.C. (included in Exhibit 5.2).

24.1	Powers of attorney (included in the signature page of this registration statement).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon.

99.1	Form of Letter of Transmittal for exchange notes.

99.2	Form of Notice of Guaranteed Delivery for exchange notes.

99.3	Form of Letter to Registered Holders.

99.4	Form of Instructions to Registered Holder from Beneficial Owner.

99.5	Form of Letter to Clients.

99.6	Form of Exchange Agent Agreement.